Exhibit (a)(1)(i)

OFFER TO PURCHASE FOR CASH
All Outstanding Shares of Common Stock
of
WEBMETHODS, INC.
at
$9.15 Net Per Share of Common Stock
by
WIZARD ACQUISITION, INC.
a wholly-owned subsidiary of
SOFTWARE AG, INC.
a wholly-owned subsidiary of
SOFTWARE AG

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, MAY 15, 2007, UNLESS THE OFFER IS EXTENDED.

THIS OFFER IS BEING MADE PURSUANT TO AN AGREEMENT AND PLAN OF MERGER (THE “MERGER AGREEMENT”) DATED APRIL 4, 2007 AMONG SOFTWARE AG (“PARENT”), WIZARD ACQUISITION, INC. (THE “PURCHASER”) AND WEBMETHODS, INC. (“WEBMETHODS” OR THE “COMPANY”). THE BOARD OF DIRECTORS OF WEBMETHODS BY UNANIMOUS RESOLUTION HAS, AMONG OTHER THINGS, (I) DECLARED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER (EACH AS DEFINED HEREIN), ARE FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF WEBMETHODS, (II) APPROVED AND ADOPTED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND (III) RECOMMENDED THAT THE STOCKHOLDERS OF WEBMETHODS TENDER THEIR SHARES TO THE PURCHASER PURSUANT TO THE OFFER AND APPROVE AND ADOPT THE MERGER AGREEMENT AND THE MERGER.

THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED IN ACCORDANCE WITH THE TERMS OF THE OFFER, PRIOR TO THE EXPIRATION OF THE OFFER, AND NOT WITHDRAWN, SHARES OF COMMON STOCK, PAR VALUE $0.01 PER SHARE (THE “SHARES”), OF WEBMETHODS, THAT, TOGETHER WITH ANY SHARES THEN OWNED BY PARENT AND ITS SUBSIDIARIES (INCLUDING THE PURCHASER), REPRESENT A MAJORITY OF THE TOTAL NUMBER OF SHARES THEN OUTSTANDING ON A FULLY-DILUTED BASIS, (2) ANY WAITING PERIODS OR APPROVALS UNDER APPLICABLE ANTITRUST LAWS HAVING EXPIRED, BEEN TERMINATED OR BEEN OBTAINED AND (3) THE PERIOD OF TIME FOR THE REVIEW PROCESS BY THE COMMITTEE ON FOREIGN INVESTMENT IN THE UNITED STATES (“CFIUS”) HAVING EXPIRED OR BEEN TERMINATED, WITH A DETERMINATION HAVING BEEN MADE BY CFIUS OR THE PRESIDENT OF THE UNITED STATES THAT THERE ARE NO ISSUES OF NATIONAL SECURITY SUFFICIENT TO WARRANT INVESTIGATION OR BLOCK THE PROPOSED TRANSACTION. THE OFFER IS ALSO SUBJECT TO OTHER CONDITIONS. SEE “INTRODUCTION” AND “THE OFFER—SECTION 15.”

IMPORTANT

Any webMethods stockholder desiring to tender Shares in the Offer should either:

(i)    complete and sign the Letter of Transmittal (or a manually signed facsimile thereof) in accordance with the instructions in the Letter of Transmittal, and mail or deliver the Letter of Transmittal (or such facsimile thereof) together with the certificates representing tendered Shares and all other required documents to American Stock Transfer & Trust Company, the Depositary for the Offer, or tender such Shares pursuant to the procedure for book-entry transfer set forth in “The Offer—Section 3—Book-Entry Delivery”; or

(ii)   request your broker, dealer, bank, trust company or other nominee to effect the transaction for you.

Stockholders whose Shares are registered in the name of a broker, dealer, bank, trust company or other nominee must contact such person if they desire to tender their Shares.

Any stockholder who desires to tender Shares and whose certificates representing such Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer on a timely basis, may tender such Shares pursuant to the guaranteed delivery procedure set forth in “The Offer—Section 3—Guaranteed Delivery.”

Questions and requests for assistance may be directed to the Information Agent or Dealer Manager at the respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or from your broker, dealer, bank, trust company or other nominee.

THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ BOTH IN THEIR ENTIRETY BEFORE MAKING A DECISION WITH RESPECT TO THE OFFER.

The Dealer Manager for the Offer is:

US Arma Partners LP

April 18, 2007

i

SUMMARY TERM SHEET

Securities Sought:	All issued and outstanding shares of common stock, par value $0.01 per share, of webMethods, Inc.
Price Offered Per Share:	$9.15 per share of webMethods, Inc.’s common stock, net to you in cash without interest, less any required withholding taxes.
Scheduled Expiration of Offer:	12:00 Midnight, New York City time on Tuesday, May 15, 2007, unless extended.
Purchaser:	Wizard Acquisition, Inc., a wholly-owned subsidiary of Software AG, Inc., which is a wholly-owned subsidiary of Software AG.

The following are some of the questions that you, as a webMethods, Inc. stockholder, may have and the answers to those questions. We urge you to read carefully the remainder of this Offer to Purchase and the Letter of Transmittal because the information in this summary term sheet is not complete. Additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal.

Who is offering to buy my securities?

Our name is Wizard Acquisition, Inc. We are a Delaware corporation formed for the purpose of making this tender offer for all of the common stock of webMethods, Inc. We are a wholly-owned subsidiary of Software AG, Inc., a Delaware corporation, which is a wholly-owned subsidiary of Software AG, a stock corporation (Aktiengesellschaft) organized under the laws of the Federal Republic of Germany.

Unless the context indicates otherwise, we will use the terms “us,” “we” and “our” in this Offer to Purchase to refer to Wizard Acquisition, Inc. and, where appropriate, “Software AG” or “Parent” to refer to Software AG and “Software AG USA” to refer to Software AG, Inc. We will use the terms “webMethods” and “the Company” to refer to webMethods, Inc. See “Introduction” and “The Offer—Section 9.”

What securities are you offering to purchase?

We are offering to purchase all of the outstanding common stock, par value $0.01 per share, referred to herein as the “shares” or “Shares” of webMethods.

How much are you offering to pay for my Shares and what is the form of payment?

We are offering to pay $9.15 per Share, net to you in cash without interest, less any required withholding taxes.

See “Introduction” and “The Offer—Section 1.”

Will I have to pay any fees or commissions?

If you are the record owner of your Shares and you tender your Shares to us in the offer, you will not have to pay brokerage fees or similar expenses. If you own your Shares through a broker, dealer, bank, trust company or other nominee, and your nominee tenders your Shares on your behalf, your nominee may charge you a fee for doing so. You should consult your broker, dealer, bank, trust company or other nominee to determine whether any charges will apply. See “Introduction.”

Do you have the financial resources to pay for the Shares?

Yes. We estimate that we will need approximately $520,000,000 to purchase all of the outstanding Shares pursuant to the offer and to pay all related fees and expenses. Parent will provide us with sufficient funds to purchase Shares validly tendered in the Offer and to complete the proposed merger between us and webMethods. It is anticipated that all of such funds will be obtained from Parent’s general corporate funds and through borrowings from one or more banks. If we are unable to consummate the foregoing financing arrangements, we will seek alternative financing. The offer is not conditioned upon any financing arrangements. See “The Offer—Section 10.”

Is your financial condition relevant to my decision to tender in the offer?

We do not think our financial condition is relevant to your decision whether to tender in the offer because:

•       the offer is being made for all of the outstanding Shares solely for cash;

•       the offer is not subject to any financing condition;

•       if we consummate the offer, we expect to acquire all of the remaining Shares for the same cash price in the subsequent merger; and

•       pursuant to the merger agreement, Software AG, our parent, has represented that it will make available to us the funds necessary to consummate the offer and the merger.

What does the Board of Directors of webMethods think of the offer?

The Board of Directors of webMethods has, among other things, unanimously:

•       determined that the merger agreement and the transactions contemplated thereby, including the offer and the subsequent merger, are fair to and in the best interests of the stockholders of webMethods;

•       approved and adopted the Merger Agreement and the transactions contemplated thereby, including the offer and the subsequent merger; and

•       recommended that webMethods’ stockholders tender their Shares pursuant to the offer and approve and adopt the Merger Agreement.

See “Introduction.”

Have any stockholders previously agreed to tender their Shares?

Yes. All of the directors and executive officers of webMethods have agreed to tender their Shares into this offer. Collectively, these shareholders have beneficial ownership of Shares that total approximately 5.8% of webMethods’ issued and outstanding Shares as of March 31, 2007. See “The Offer—Section 13—Tender and Support Agreement.”

How long do I have to decide whether to tender in the offer?

You will have at least until 12:00 midnight, New York City time, on Tuesday, May 15, 2007 to tender your Shares in the offer. If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described later in this Offer to Purchase. See “The Offer—Section 3.”

If a broker, dealer, bank, trust company or other nominee holds your Shares it is likely that such nominee has an earlier deadline for you to act to instruct it to accept the tender offer on your behalf. We urge you to contact the broker, dealer, bank, trust company or other nominee to find out its applicable deadline.

Can the offer be extended and under what circumstances?

Yes. We have agreed in the Merger Agreement that we will extend the offer beyond Tuesday, May 15, 2007 in the following circumstances:

•       from time to time for successive periods of no more than 20 business days each if, at the scheduled or extended expiration date of the offer, any of the conditions to the offer shall not have been satisfied or waived, until such conditions are satisfied or waived; and

•       for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission applicable to the offer or any period required by applicable law.

In addition, we may elect to provide one or more “subsequent offering periods” for the offer. A subsequent offering period, if we elect to provide one, will be an additional period of time beginning after we have purchased Shares tendered during the offer, during which any remaining stockholders may tender, but not withdraw, their Shares and receive the offer consideration. We do not currently intend to provide a subsequent offering period, although we reserve the right to do so. See “The Offer—Section 1.”

How will I be notified if the offer is extended?

If we decide to extend the offer, we will inform American Stock Transfer & Trust Company, the depositary for the offer, of that fact and will make a public announcement of the extension, no later than 9:00 A.M., New York City time, on the next business day after the date the offer was scheduled to expire. See “The Offer—Section 1.”

What are the most significant conditions to the offer?

The offer is conditioned upon, among other things, (i) there being validly tendered in accordance with the terms of the offer, prior to the expiration of the offer, and not withdrawn, Shares of webMethods that, together with any Shares then owned by Parent and its subsidiaries (including Wizard Acquisition, Inc.), represent a majority of the total number of Shares then outstanding on a fully-diluted basis, (ii) any waiting periods or approvals under applicable antitrust laws having expired, been terminated or been obtained and (iii) the period of time for the review process by the Committee on Foreign Investment in the United States (“CFIUS”) having expired or been terminated, with a determination having been made by CFIUS or the President of the United States that there are no issues of national security sufficient to warrant investigation or block the proposed transaction. The offer is also subject to other conditions. See “The Offer—Section 15.”

How do I tender my Shares?

To tender Shares, you must deliver the certificates representing your Shares, together with a completed Letter of Transmittal and any other required documents, to the depositary not later than the time the offer expires. If your Shares are held in street name by your broker, dealer, bank, trust company or other nominee, such nominee can tender your Shares through The Depository Trust Company. If you cannot deliver everything required to make a valid tender to the depositary before the expiration of the offer, you may have a limited amount of additional time by having a financial institution (including most banks, savings and loan associations and brokerage houses) that is a member of a recognized Medallion Program approved by The Securities Transfer Association Inc., including the Securities Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange, Inc. Medallion Signature Program (MSP), guarantee, pursuant to a Notice of Guaranteed

Delivery, that the missing items will be received by the depositary within three Nasdaq Global Market trading days. However, the depositary must receive the missing items within that three trading day period. See “The Offer—Section 3.”

Until what time can I withdraw tendered Shares?

You can withdraw tendered Shares at any time until the offer has expired. You may not, however, withdraw Shares tendered during any subsequent offering period. See “The Offer—Section 4.”

How do I withdraw previously tendered Shares?

To withdraw Shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the depositary while you have the right to withdraw the Shares. See “The Offer—Section 4.”

When and how will I be paid for my tendered Shares?

Subject to the terms and conditions of the offer, we will pay for all validly tendered and not withdrawn Shares promptly after the later of the date of expiration of the offer and the satisfaction or waiver of the conditions to the offer that are dependent upon receipt of governmental approvals set forth in “The Offer—Section 15.”  See “The Offer—Section 2.”

We will pay for your validly tendered and not withdrawn Shares by depositing the purchase price with the depositary, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for tendered Shares will be made only after timely receipt by the depositary of certificates for such Shares (or of a confirmation of a book-entry transfer of such Shares as described in “The Offer—Section 3—Book-Entry Delivery”), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other required documents for such Shares. See “The Offer—Section 2.”

Will the offer be followed by a merger if fewer than all of the Shares are tendered in the offer?

Yes. If we accept for payment and pay for a majority of the outstanding Shares, we expect to be merged with and into webMethods in accordance with the terms of the merger agreement. If that merger takes place, all remaining holders of Shares (other than us, Software AG and its subsidiaries and stockholders properly exercising their dissenters’ rights) will receive the price per share paid in the offer. See “The Offer—Section 12—Purpose of the Offer; Plans for the Company.”

If a majority of the Shares are tendered and accepted for payment, will webMethods continue as a public company?

No. Following the purchase of Shares in the offer we expect to consummate the merger, and following the merger, webMethods no longer will be publicly owned. However, if for some reason the merger does not take place, the number of stockholders of webMethods and the number of Shares of webMethods that are still in the hands of the public may be so small that the Shares may no longer be eligible to be traded on the Nasdaq Global Market or on any securities exchange and there may no longer be an active public trading market (or, possibly, there may not be any public trading market) for the Shares. Also, webMethods may cease making filings with the Securities and Exchange Commission or cease to be required to comply with the Securities and Exchange Commission rules relating to publicly held companies. See the “Introduction” and “The Offer—Section 7.”

What is the “top-up option” and when will it be exercised?

Under the merger agreement, if we do not acquire at least 90% of the outstanding shares in the offer, we have the option, subject to certain limitations, to purchase from webMethods a number of additional shares sufficient to cause us to own at least 90% of the shares then outstanding at a price per share equal to the price per share paid in the offer. We refer to this option as the “top-up option”. The top-up option cannot be exercised if such exercise would require stockholder approval under applicable law or regulations or if the number of top-up option shares would exceed the number of authorized but unissued and unreserved shares of webMethods common stock. If we exercise the top-up option, we will be able to effect a short-form merger under Delaware law, which means that we may effect the merger without any further action by the stockholders of webMethods. See “The Offer—Section 12.”

If I decide not to tender, how will the offer affect my Shares?

If the merger described above takes place, holders of Shares not tendering in the offer will receive the same amount of cash per share that they would have received had they tendered their Shares in the offer, without interest. Therefore, if such merger takes place, the only difference between tendering and not tendering Shares in the offer is that tendering stockholders will be paid earlier. If, however, the merger does not take place and the offer is consummated, the number of stockholders and the number of Shares that are still in the hands of the public may be so small that there will no longer be an active or liquid public trading market (or, possibly, any public trading market) for Shares held by stockholders other than Wizard Acquisition, Inc., which may affect prices at which Shares trade. Also, as described above, webMethods may cease making filings with the Securities and Exchange Commission or being required to comply with the Securities and Exchange Commission rules relating to publicly held companies. See “The Offer—Section 7.”

Are appraisal rights available in either the offer or the merger?

Appraisal rights are not available as a result of the offer. However, if we proceed with the merger, appraisal rights will be available to holders of shares that are not tendered and who do not vote in favor of the merger, subject to and in accordance with Delaware law. A holder of shares must properly perfect its right to seek appraisal under Delaware law in connection with the merger in order to exercise appraisal rights under Delaware law. See “The Offer—Section 12.”

What is the market value of my Shares as of a recent date?

On April 4, 2007, the last full trading day before the announcement of our intention to commence the offer, the last reported sales price of webMethods common stock reported on the Nasdaq Global Market was $7.28 per share. We advise you to obtain a recent quotation for your Shares prior to deciding whether or not to tender.

What are the material U.S. Federal income tax consequences of participating in the offer?

In general, your sale of Shares pursuant to the offer will be a taxable transaction for U.S. Federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. You should consult your tax advisor about the tax consequences to you of participating in the offer in light of your particular circumstances. See “The Offer—Section 5.”

Who can I talk to if I have questions about the offer?

You can call Morrow & Co., Inc., the information agent for the offer, at (800) 607-0088 (toll-free) or US Arma Partners LP, the dealer manager for the Offer, at (650) 328-8207. See the back cover of this Offer to Purchase.

To the stockholders of webMethods, Inc.:

INTRODUCTION

We, Wizard Acquisition, Inc. (the “Purchaser”), a Delaware corporation and wholly-owned subsidiary of Software AG, Inc., a Delaware corporation (“Software AG USA”), which is a wholly-owned subsidiary of Software AG, a stock corporation (Aktiengesellschaft) organized under the laws of the Federal Republic of Germany (“Software AG” or “Parent”), are offering to purchase all of the outstanding shares of common stock, par value $0.01 per share, together with the associated share purchase rights under the Rights Agreement (the “Rights Agreement”) dated as of October 18, 2001, between webMethods, Inc. and American Stock Transfer & Trust Company, as rights agent (the “Rights” and, together with such common stock, the “Shares”) of webMethods, Inc., a Delaware corporation (“webMethods” or the “Company”), at a purchase price of $9.15 per Share, net to the seller in cash without interest thereon, less any withholding taxes (the “Offer Price”), upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”).

Stockholders of record who have Shares registered in their own names and tender directly to American Stock Transfer & Trust Company, the depositary for the Offer (the “Depositary”), will not have to pay brokerage fees or commissions. Stockholders with Shares held in street name by a broker, dealer, bank, trust company or other nominee should consult with their nominee to determine if they charge any transaction fees. Except as set forth in Instruction 6 of the Letter of Transmittal, stockholders will not have to pay stock transfer taxes on the sale of Shares pursuant to the Offer. However, any tendering stockholder or other payee who fails to complete and sign the Substitute Form W-9 that is included in the Letter of Transmittal or otherwise establish an exemption may be subject to backup withholding under the U.S. federal income tax laws. See “The Offer—Section 3—Backup Withholding.” We will pay all out-of-pocket charges and expenses of US Arma Partners LP (the “Dealer Manager”), the Depositary and Morrow & Co., Inc. (the “Information Agent”) incurred in connection with the Offer. See “The Offer—Section 17.”

We are making the Offer pursuant to an Agreement and Plan of Merger (as such agreement may be amended from time to time, the “Merger Agreement”) dated as of April 4, 2007 among Parent, the Purchaser and webMethods. The Merger Agreement provides, among other things, that as soon as practicable after the consummation of the Offer, we will merge with and into webMethods (the “Merger”), with webMethods continuing as the surviving corporation and a wholly-owned indirect subsidiary of Parent. In the Merger, each outstanding Share (other than any Shares in respect of which appraisal rights are validly exercised and any Shares held by webMethods, Parent and any of their subsidiaries (including us) will be converted into the right to receive the price paid in the Offer, without interest. The Merger Agreement is more fully described in Section 13, “The Transaction Documents.”

The Board of Directors of webMethods (the “webMethods Board”) has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to and in the best interests of the stockholders of webMethods, (ii) approved and adopted the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger and (iii) recommended that the stockholders of webMethods tender their Shares pursuant to the Offer and approve and adopt the Merger Agreement.

Bear, Stearns & Co. Inc. (“Bear Stearns”), webMethods’ financial advisor, has delivered to the webMethods Board its written opinion dated April 4, 2007 to the effect that, as of that date and based upon and subject to the qualifications and conditions set forth therein, the consideration of $9.15 in cash per Share was fair, from a financial point of view, to holders of Shares, excluding Software AG and its affiliates. The full text of Bear Stearns’ written opinion, which sets forth the assumptions made, matters considered and qualifications and limitations on the review undertaken by Bear Stearns, is included with

webMethods’ Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”), which will be filed by webMethods with the Securities and Exchange Commission (the “SEC”) in connection with the Offer and is being mailed to stockholders with this Offer to Purchase. Bear Stearns’ opinion was provided to the webMethods Board for its benefit and use in connection with its consideration as to whether the consideration of $9.15 in cash per Share was fair, from a financial point of view, to the holders of Shares, excluding Software AG and its affiliates, and did not constitute a recommendation to any holder of Shares as to whether to tender any Shares pursuant to the Offer or how to vote in connection with the Merger. Stockholders are encouraged to read the full text of the opinion carefully.

The Offer is conditioned upon, among other things, (1) there being validly tendered in accordance with the terms of the Offer, prior to the expiration of the Offer, and not withdrawn, Shares that, together with any Shares then owned by Parent and its subsidiaries (including the Purchaser), represent a majority of the total number of Shares then outstanding (the “Minimum Condition”), (2) any waiting periods or approvals under applicable antitrust laws having expired, been terminated or been obtained and (3) the period of time for the review process by CFIUS having expired or been terminated, with a determination having been made by CFIUS or the President of the United States that there are no issues of national security sufficient to warrant investigation or block the proposed transaction. The Offer is also subject to other conditions. See “Introduction” and “The Offer—Section 15.”

webMethods has represented in the Merger Agreement that as of March 31, 2007, there were issued and outstanding (i) 56,794,631 Shares, (ii) outstanding options to purchase an aggregate of 16,683,584 Shares and (iii) 96,282 Shares subject to outstanding awards of director deferred shares. None of Parent or the Purchaser currently beneficially owns any Shares except insofar as their rights and obligations under the Tender and Support Agreement described in the “Tender and Support Agreement” subsection of Section 13 of this Offer to Purchase may be deemed to constitute beneficial ownership. Each of Parent and the Purchaser disclaims such beneficial ownership. Based on the foregoing, and assuming that (i) no Shares were issued by webMethods after March 31, 2007 (including pursuant to stock option exercises) and (ii) no extension of the Expiration Date, the Minimum Condition will be satisfied if the Purchaser acquires at least 36,787,249 Shares in the Offer. All of webMethods’ directors and executive officers, who collectively have beneficial ownership of 3,480,617 Shares, approximately 5.8% of webMethods’ issued and outstanding Shares as of March 31, 2007 in total, have already agreed to tender their Shares into the Offer pursuant to the Tender and Support Agreement. See Section 1 entitled “Terms of the Offer.”

Stockholders tendering their Shares according to the guaranteed delivery procedures set forth under “The Offer—Section 3—Guaranteed Delivery” may do so using the Notice of Guaranteed Delivery circulated herewith. As used herein, the term “Notice of Guaranteed Delivery” refers to such document.

If we accept for payment and pay for any Shares pursuant to the Offer, the Merger Agreement provides that Purchaser will be entitled to designate representatives to serve on the webMethods Board in proportion to our ownership of Shares following such purchase. We currently intend, as soon as practicable after consummation of the Offer, to exercise this right and to designate Katherine Butler, Mark Edwards, Jochen Deuse, Mathias Faust, Wolfgang Fuss, Ken LeBon, Markus Lehnert, Jennifer Loudenslager, Christine Schwab, Stan Smith and Arnd Zinnhardt, each of whom is an officer or employee of Software AG or Software AG USA, to serve as directors of webMethods. The foregoing information and certain other information contained in this Offer to Purchase and the Schedule 14D-9 are being provided in accordance with the requirements of Section 14(f) of the Securities Exchange Act of 1934, as amended (the “1934 Act”) and Rule 14f-1 thereunder. We expect that such representation would permit us to exert substantial influence over the conduct of webMethods’ business and operations. The Purchaser currently intends, as soon as practicable after consummation of the Offer, to consummate the Merger pursuant to the Merger Agreement. Following the Merger, the directors of the webMethods will be the individuals who were the directors of the Purchaser immediately prior to the Merger.

Consummation of the Merger is subject to a number of conditions, including the purchase of Shares by the Purchaser pursuant to the Offer, adoption of the Merger Agreement by webMethods’ stockholders, if such adoption is required under applicable law, and there being no applicable law prohibiting the consummation of the Merger. Under the Delaware General Corporation Law (the “DGCL”), if we acquire, pursuant to the Offer or otherwise, at least 90% of the Shares, we believe we would be able to effect the Merger without a vote of webMethods’ stockholders. If we do not acquire at least 90% of the Shares, we will seek approval of the Merger Agreement and the Merger by webMethods’ stockholders. Approval of the Merger Agreement and the Merger requires the affirmative vote of holders of a majority of the outstanding shares of webMethods’ capital stock entitled to vote on such matters. Thus, if the Minimum Condition and the other conditions to the Offer are satisfied and the Offer is completed, we will own a sufficient number of Shares to ensure that the Merger Agreement will be approved by webMethods’ stockholders.

webMethods has irrevocably granted the Purchaser an option (the “Top-Up Option”) to purchase that number of Shares (the “Top-Up Option Shares”) equal to the lowest number of Shares that, when added to the number of Shares directly or indirectly owned by Parent or the Purchaser or their subsidiaries at the time of such exercise, would constitute one share more than 90% of the Shares then outstanding (taking into account the issuance of the Top-Up Option Shares) at a price per share equal to the Offer Price. Notwithstanding the foregoing, the Top-Up Option will not be exercisable if the aggregate number of Shares issuable upon exercise of the Top-Up Option would exceed the number of then authorized and unissued Shares (giving effect to Shares reserved for issuance under webMethods’ stock option and other equity compensation plans as if such Shares were outstanding), if it would require webMethods to obtain the approval of its stockholders or if it would violate any provision of applicable law.

webMethods has never paid a quarterly cash dividend on the Shares. If we acquire control of webMethods, we currently intend that no dividends will be declared on the Shares prior to the acquisition of the entire equity interest in webMethods.

This Offer to Purchase and the related Letter of Transmittal contain important information, and you should carefully read both in their entirety before you make a decision with respect to the Offer.

THE OFFER

1.                Terms of the Offer.

Upon the terms and subject to the conditions set forth in the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), we will accept for payment and pay for all Shares that are validly tendered before the Expiration Date and not withdrawn. The term “Expiration Date” means 12:00 Midnight, New York City time, on Tuesday, May 15, 2007, unless extended, in which event “Expiration Date” means the latest time and date at which the Offer, as so extended, shall expire.

Parent, the Purchaser and webMethods have agreed in the Merger Agreement that the Purchaser will extend the Offer (i) from time to time for successive periods of no more than 20 business days each if, at the scheduled or extended expiration date of the Offer, any of the conditions to the Offer shall not have been satisfied or waived, until such conditions are satisfied or waived and (ii) for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer or any period required by applicable law. During any extension, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to the right of each tendering stockholder to withdraw its Shares.

Pursuant to the Merger Agreement, the Purchaser has agreed that without the consent of webMethods, (1) the Minimum Condition may not be waived, (2) no change may be made that changes the form of consideration to be paid, decreases the Offer Price or the number of Shares sought in the Offer or imposes conditions to the Offer in addition to those set forth in “The Offer—Section 15” or otherwise amends any terms of the Offer in any manner adverse to the holders of Shares and (3) the Offer may not be extended except as set forth in the Merger Agreement.

The Offer is subject to the conditions set forth in “The Offer—Section 15,” which include, among other things, satisfaction of the Minimum Condition and any waiting periods under applicable antitrust laws having expired or been terminated. We believe the minimum number of Shares that must be tendered in order to achieve the Minimum Condition is approximately 36,787,249 Shares. All of webMethods’ directors and executive officers, who collectively have beneficial ownership of 3,480,617 Shares, or approximately 5.8% of the Company’s issued and outstanding Shares as of March 31, 2007, have already agreed to tender their Shares into the Offer pursuant to the Tender and Support Agreement.

If any condition to the Offer is not satisfied immediately prior to the Expiration Date, subject to the terms and conditions contained in the Merger Agreement and the rules and regulations of the SEC, the Purchaser (i) shall not be required to accept for payment or pay for any tendered Shares, (ii) may delay the acceptance for payment of, or the payment for, any tendered Shares, (iii) may terminate or amend the Offer as to Shares not then paid and (iv) may, and expressly reserves the right to, waive such condition (other than the Minimum Condition) and purchase all Shares validly tendered prior to the Expiration Date, and not withdrawn.

Except as set forth above, and subject to the terms and conditions contained in the Merger Agreement and the rules and regulations of the SEC, we expressly reserve the right to increase the Offer Price or amend the Offer in any respect. If we change the percentage of Shares being sought or change the consideration to be paid for Shares pursuant to the Offer and the Offer is scheduled to expire less than 10 business days from, and including, the date that notice of such change is first published, sent or given in the manner specified below, we will extend the expiration of the Offer until a date that is at least 10 business days from, and including, the date of such notice. If we make any other material change in the terms of or information concerning the Offer or waive a material condition of the Offer, we will extend the Offer, if required by applicable law, for a period sufficient to allow you to consider the amended terms of the Offer. In a published release, the SEC has stated that in its view an offer must remain open for a minimum period of time following a material change in the terms of such offer and that the waiver of a condition is a material change in the terms of an offer. The release states that an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and that if material changes are made with respect to information that approaches the significance of price and share levels, a minimum of 10 business days may be required to allow adequate dissemination and investor response. “Business day” means any day other than Saturday, Sunday or a U.S. Federal holiday and consists of the time period from 12:01 A.M. through 12:00 Midnight, New York City time.

If we extend the Offer, are delayed in accepting for payment or paying for Shares or are unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, on our behalf, retain all Shares tendered, and such Shares may not be withdrawn except as provided in “The Offer—Section 4.” Our reservation of the right to delay acceptance for payment of or payment for Shares is subject to applicable law, which requires that we pay the consideration offered or return the Shares deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer.

Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof, such announcement to be issued no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date.

After the expiration of the Offer, we may, but are not obligated to, include one or more subsequent offering periods to permit additional tenders of Shares (a “Subsequent Offering Period”). Pursuant to Rule 14d-11 under the 1934 Act, we may include any Subsequent Offering Period so long as, among other things, (i) the Offer remains open for a minimum of 20 business days and has expired, (ii) all conditions to the Offer are satisfied or waived by us on or before the Expiration Date, (iii) we accept and promptly pay for all Shares validly tendered during the Offer, (iv) we announce the results of the Offer, including the approximate number and percentage of Shares deposited in the Offer, no later than 9:00 A.M., New York City time, on the next business day after the Expiration Date and immediately begin the Subsequent Offering Period and (v) we immediately accept and promptly pay for Shares as they are tendered during the Subsequent Offering Period. In addition, we may extend any initial Subsequent Offering Period by any period or periods, provided that the aggregate of such Subsequent Offering Period or Periods (including extensions thereof) is no more than 20 business days. No withdrawal rights apply to Shares tendered in any Subsequent Offering Period, and no withdrawal rights apply during any Subsequent Offering Period with respect to Shares previously tendered in the Offer and accepted for payment. The same price paid in the Offer will be paid to stockholders tendering Shares in a Subsequent Offering Period, if one is included.

We do not currently intend to include a Subsequent Offering Period, although we reserve the right to do so. If we elect to include or extend any Subsequent Offering Period, we will make a public announcement of such inclusion or extension no later than 9:00 A.M., New York City time, on the next business day after the Expiration Date or date of termination of any prior Subsequent Offering Period.

In connection with the Offer, webMethods has provided us with mailing labels and security position listings for the purpose of disseminating the Offer to holders of Shares. We will send this Offer to Purchase, the related Letter of Transmittal and other related documents to record holders of Shares and to brokers, dealers, banks, trust companies and other nominees whose names appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

2.                Acceptance for Payment; Payment.

Upon the terms and subject to the conditions of the Offer, we will accept for payment and pay for all Shares validly tendered before the Expiration Date and not withdrawn promptly after the later of the Expiration Date and the satisfaction or waiver of all conditions that are dependent upon the receipt of governmental approvals set forth in “The Offer—Section 15.” Subject to the rules and regulations of the SEC, including Rule 14e-1(c) under the 1934 Act, we reserve the right, in our reasonable discretion and subject to applicable law, to delay the acceptance for payment or payment for Shares until satisfaction of all conditions to the Offer that are dependent upon the receipt of governmental approvals. If we increase the consideration to be paid for Shares pursuant to the Offer, we will pay such increased consideration for all Shares purchased pursuant to the Offer.

We will pay for Shares accepted for payment pursuant to the Offer by depositing the purchase price with the Depositary, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility (as defined in “The Offer—Section 3—Book-Entry Delivery”)), (ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and (iii) any other required documents. For a description of the procedure for tendering Shares pursuant to the Offer, see “The Offer—Section 3.”  Accordingly, payment may be made to tendering stockholders at different times if delivery of the Shares and other required documents occurs at different times. Under no circumstances will we pay interest on the consideration paid for Shares pursuant to the Offer, regardless of any delay in making such payment.

For purposes of the Offer, we shall be deemed to have accepted for payment tendered Shares when, as and if we give oral or written notice of our acceptance to the Depositary.

We reserve the right to transfer or assign, in whole or from time to time in part, to one or more of our affiliates the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not affect the economic or legal substance of the Offer, prejudice your rights to receive payment for Shares validly tendered and accepted for payment or create adverse tax consequences for webMethods stockholders.

If any tendered Shares are not purchased pursuant to the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased or untendered Shares will be returned (or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), without expense to you, promptly following the expiration or termination of the Offer.

3.                Procedure for Tendering Shares.

Valid Tender of Shares.   To tender Shares pursuant to the Offer, either (i) the Depositary must receive at one of its addresses set forth on the back cover of this Offer to Purchase (a) a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal and (b) certificates for the Shares to be tendered or delivery of such Shares pursuant to the procedures for book-entry transfer described below (and a confirmation of such delivery including an Agent’s Message (as defined below) if the tendering stockholder has not delivered a Letter of Transmittal), in each case by the Expiration Date or (ii) the guaranteed delivery procedure described below must be complied with.

The method of delivery of Shares and all other required documents, including through the Book-Entry Transfer Facility, is at your option and risk, and delivery will be deemed made only when actually received by the Depositary. If certificates for Shares are sent by mail, we recommend registered mail with return receipt requested, properly insured, in time to be received on or prior to the Expiration Date.

The tender of Shares pursuant to any one of the procedures described above will constitute your acceptance of the Offer, as well as your representation and warranty that (i) you own the Shares being tendered within the meaning of Rule 14e-4 under the 1934 Act, (ii) the tender of such Shares complies with Rule 14e-4 under the 1934 Act and (iii) you have the full power and authority to tender, sell, assign and transfer the Shares tendered, as specified in the Letter of Transmittal. Our acceptance for payment of Shares tendered by you pursuant to the Offer will constitute a binding agreement between us with respect to such Shares, upon the terms and subject to the conditions of the Offer.

Stockholders tendering their Shares according to the guaranteed delivery procedures set forth under “The Offer—Section 3—Guaranteed Delivery” may do so using the Notice of Guaranteed Delivery circulated herewith.

Book-Entry Delivery.   The Depositary will notify The Depository Trust Company (the “Book-Entry Transfer Facility”) for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may deliver Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary’s account in accordance with the procedures of the Book-Entry Transfer Facility. However, although delivery of Shares may be effected through book-entry transfer, the Letter of Transmittal (or facsimile thereof) properly completed and duly executed together with any required signature guarantees or an Agent’s Message and any other required documents must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date, or the guaranteed delivery procedure described below must be complied with. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary. “Agent’s Message” means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a book-entry confirmation stating that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such book-entry confirmation that such participant has received, and agrees to be bound by, the terms of the Letter of Transmittal and that webMethods may enforce such agreement against such participant.

Signature Guarantees.   All signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a member of a recognized Medallion Program approved by The Securities Transfer Association Inc., including the Securities Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange, Inc. Medallion Signature Program (MSP) or any other “eligible guarantor institution” (as such term is defined in Rule 17Ad-15 under the 1934 Act) (each an “Eligible Institution”), unless (i) the Letter of Transmittal is signed by the registered holder of the Shares tendered therewith and such holder has not completed the box entitled “Special Payment Instructions” on the Letter of Transmittal or (ii) such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

Guaranteed Delivery.   If you wish to tender Shares pursuant to the Offer and cannot deliver such Shares and all other required documents to the Depositary by the Expiration Date or cannot complete the procedure for delivery by book-entry transfer on a timely basis, you may nevertheless tender such Shares if all of the following conditions are met:

•       such tender is made by or through an Eligible Institution;

•       a properly completed and duly executed Notice of Guaranteed Delivery in the form provided by the Purchaser is received by the Depositary (as provided below) by the Expiration Date; and

•       the certificates for such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof) together with any required signature guarantee or an Agent’s Message and any other required documents, are received by the Depositary within three Nasdaq Global Market (“Nasdaq”) trading days after the date of execution of the Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, telex, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

Backup Withholding.   Under the U.S. Federal income tax laws, backup withholding will apply to any payments made pursuant to the Offer unless you provide the Depositary with your correct taxpayer identification number and certify that you are not subject to such backup withholding by completing the Substitute Form W-9 included in the Letter of Transmittal or otherwise establish an exemption. If you are a non-resident alien or foreign entity not subject to backup withholding, you must give the Depositary a completed Form W-8BEN Certificate of Foreign Status (or other applicable Form W-8) before receipt of any payment in order to avoid backup withholding.

Appointment of Proxy.   By executing a Letter of Transmittal, you irrevocably appoint our designees as your proxies in the manner set forth in the Letter of Transmittal to the full extent of your rights with respect to the Shares tendered and accepted for payment by us (and any and all other Shares or other securities issued or issuable in respect of such Shares on or after April 18, 2007). All such proxies are irrevocable and coupled with an interest in the tendered Shares. Such appointment is effective only upon our acceptance for payment of such Shares. Upon such acceptance for payment, all prior proxies and consents granted by you with respect to such Shares and other securities will, without further action, be revoked, and no subsequent proxies may be given (and, if previously given, will cease to be effective). Our designees will be empowered to exercise all your voting and other rights as they, in their reasonable discretion, may deem proper at any annual, special or adjourned meeting of webMethods’ stockholders. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon our acceptance for payment of such Shares, we or our designee must be able to exercise full voting rights with respect to such Shares and other securities (including voting at any meeting of stockholders).

The foregoing proxies are effective only upon acceptance for payment of Shares pursuant to the Offer. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of webMethods’ stockholders.

Determination of Validity.   We will determine, in our reasonable discretion, all questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares, and our determination shall be final and binding. We reserve the absolute right to reject any or all tenders of Shares that we determine not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in any tender of Shares. None of the Purchaser, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in tenders or waiver of any such defect or irregularity or incur any liability for failure to give any such notification.

4.                Withdrawal Rights.

You may withdraw any tenders of Shares made pursuant to the Offer at any time before the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after June 17, 2007, unless such Shares have been accepted for payment as provided in this Offer to Purchase. If we extend the period of time during which the Offer is open, are delayed in accepting for payment or paying for Shares or are unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, on our behalf, retain all Shares tendered, and such Shares may not be withdrawn except as otherwise provided in this Section 4.

For your withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal with respect to the Shares must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, and the notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of Shares, if different from that of the person who tendered such Shares. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Shares tendered by an Eligible Institution) signatures guaranteed by an Eligible Institution must be submitted before the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering stockholder) and the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered. However, withdrawn Shares may be retendered by again following one of the procedures described in “The Offer—Section 3” at any time before the Expiration Date.

If we include any Subsequent Offering Period following the Offer, no withdrawal rights will apply to Shares tendered in such Subsequent Offering Period and no withdrawal rights apply during such Subsequent Offering Period with respect to Shares previously tendered in the Offer and accepted for payment.

We will determine, in our reasonable discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and our determination shall be final and binding. None of the Purchaser, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or waiver of any such defect or irregularity or incur any liability for failure to give any such notification.

5.                Certain Tax Considerations.

The U.S. Federal income tax discussion set forth below is included for general information only and is based upon present law. Due to the individual nature of tax consequences, you are urged to consult your tax advisors as to the specific tax consequences to you of the Offer, including the effects of applicable state, local and other tax laws. The following discussion may not apply to certain stockholders. For example, the following discussion may not apply to you if you acquired your Shares pursuant to the exercise of stock options or other compensation arrangements with webMethods, you are not a citizen or resident of the United States or you are otherwise subject to special tax treatment under the Internal Revenue Code of 1986, as amended.

Your sale of Shares pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local and other tax laws. In general, if you tender Shares pursuant to the Offer, you will recognize gain or loss equal to the difference between the tax basis of your Shares and the amount of cash received in exchange therefor. Gain or loss will be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer. Such gain or loss will be capital gain or loss if you hold the Shares as capital assets and will be long-term capital gain or loss if your holding period for the Shares is more than one year as of the date of the sale of such Shares.

A stockholder whose Shares are purchased in the Offer may be subject to backup withholding unless certain information is provided to the Depositary or an exemption applies. See “The Offer—Section 3—Backup Withholding.”

6.                Price Range of Shares; Dividends.

The Shares are listed and principally traded on Nasdaq under the symbol WEBM. The following table sets forth for the periods indicated the high and low closing sales prices per Share on Nasdaq as reported in published financial sources:

	High	Low
Fiscal year ended March 31, 2008
First Quarter (through April 4, 2007)	$7.38	$7.25
Fiscal year ended March 31, 2007
Fourth Quarter	7.62	6.52
Third Quarter	7.94	6.67
Second Quarter	9.84	6.26
First Quarter	9.90	8.52
Fiscal year ended March 31, 2006
Fourth Quarter	8.42	7.35
Third Quarter	8.08	6.32
Second Quarter	7.15	5.36
First Quarter	5.66	4.56
Fiscal year ended March 31, 2005
Fourth Quarter	7.03	5.29
Third Quarter	7.24	5.50
Second Quarter	8.34	3.96
First Quarter	10.57	7.90

webMethods has never paid a cash dividend on the Shares. If we acquire control of webMethods, we currently intend that no dividends will be declared on the Shares.

On April 4, 2007, the last full trading day before the announcement of our intention to commence the Offer, the last reported sales price of the Shares reported on Nasdaq was $7.28 per Share. Please obtain a recent quotation for your Shares prior to deciding whether or not to tender.

7.                Possible Effects of the Offer on the Market for the Shares; Stock Quotation; Registration under the 1934 Act; Margin Regulations.

Possible Effects of the Offer on the Market for the Shares.   If the Merger is consummated, stockholders not tendering their Shares in the Offer (other than those properly exercising their dissenters’ rights) will receive cash in an amount equal to the price per Share paid in the Offer, without interest. Therefore, if the Merger takes place, the only difference between tendering and not tendering Shares in the Offer is that tendering stockholders will be paid earlier. If, however, the Merger does not take place and the Offer is consummated, the number of stockholders and the number of Shares that are still in the hands of the public may be so small that there will no longer be an active or liquid public trading market (or possibly any public trading market) for Shares held by stockholders other than the Purchaser. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the price paid in the Offer.

Stock Quotation.   Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued inclusion in Nasdaq. If, as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet the criteria for continuing inclusion in Nasdaq, the market for the Shares could be adversely affected. According to Nasdaq’s published guidelines, the Shares would not meet the criteria for continued inclusion in Nasdaq if, among other things, the number of publicly held Shares were less than 750,000, the aggregate market value of the publicly held Shares were less than $5,000,000 or there were fewer than two market makers for the Shares. If, as a result of the purchase of the Shares pursuant to the Offer, the Shares no longer meet these standards, their quotation on Nasdaq will be discontinued. In the event the Shares were no longer quoted on Nasdaq, quotations might still be available from other sources. The extent of the public market for the Shares and availability of such quotations would, however, depend upon such factors as the number of holders and/or the aggregate market value of the publicly held Shares at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the 1934 Act and other factors.

Registration under the 1934 Act.   The Shares are currently registered under the 1934 Act. Such registration may be terminated upon application of webMethods to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of the registration of the Shares under the 1934 Act would substantially reduce the information required to be furnished by webMethods to holders of Shares and to the SEC and would make certain of the provisions of the 1934 Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement to furnish a proxy statement pursuant to Section 14(a) in connection with a stockholders’ meeting and the related requirement to furnish an annual report to stockholders and the requirements of Rule 13e-3 under the 1934 Act with respect to “going private” transactions, no longer applicable to the Shares. Furthermore, “affiliates” of webMethods and persons holding “restricted securities” of webMethods may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933. If registration of the Shares under the 1934 Act were terminated, the Shares would no longer be “margin securities” or eligible for listing or Nasdaq reporting. We intend to seek to cause webMethods to terminate registration of the Shares under the 1934 Act as soon after consummation of the Offer as the requirements for termination of registration of the Shares are met.

Margin Regulations.   The Shares are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares. Depending upon factors similar to those described above regarding listing and market quotations, the Shares might no longer constitute “margin securities” for the purposes of the Federal Reserve Board’s margin regulations and, therefore, could no longer be used as collateral for loans made by brokers.

8.                Certain Information Concerning the Company.

The information concerning webMethods contained in this Offer to Purchase has been taken from or based upon publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto. None of Parent, the Purchaser, the Information Agent or the Depositary can take responsibility for the accuracy or completeness of the information contained in such documents and records or for any failure by webMethods to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent, the Purchaser, the Information Agent or the Depositary.

General.   webMethods is a Delaware corporation with its principal executive offices located at 3877 Fairfax Ridge Road, South Tower, Fairfax, Virginia 22030. webMethods’ telephone number is (703) 460-2500. webMethods provides business integration software that integrates, assembles and optimizes information technology assets to drive business process productivity.

Additional Information.   webMethods is subject to the informational requirements of the 1934 Act and in accordance therewith files periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. webMethods is required to disclose in such proxy statements certain information, as of particular dates, concerning webMethods’ directors and officers, their remuneration, stock options granted to them, the principal holders of webMethods’ securities and any material interest of such persons in transactions with webMethods. Such reports, proxy statements and other information may be read and copied at the SEC’s Public Reference Room at 100 F Street,  N.E., Washington, D.C. 20549, or at the website maintained by the SEC at http://www.sec.gov. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330.

9.                Certain Information Concerning the Purchaser and Parent.

We are a Delaware corporation incorporated on April 3, 2007, with principal executive offices at 11700 Plaza America Drive, Suite 700, Reston, Virginia 20190. The telephone number of our principal executive offices is (703) 860-5050. To date, we have engaged in no activities other than those incident to our formation and the commencement of the Offer. We are a wholly-owned subsidiary of Software AG USA.

Software AG USA is a Delaware corporation incorporated on May 29, 1973, with principal executive offices at 11700 Plaza America Drive, Suite 700, Reston, Virginia  20190. The telephone number of Software AG USA’s principal executive offices is (703) 860-5050. Software AG USA is the primary subsidiary through which Parent carries out its U.S. operations. Software AG USA is a wholly-owned subsidiary of Parent.

Parent is a stock corporation (Aktiengesellschaft) organized under the laws of the Federal Republic of Germany with principal executive offices at Uhlandstrasse 12, 64297 Darmstadt, Germany. The telephone number of Parent’s principal executive offices is (011) 49-6151-92-0. Parent is a global leader in mission-critical software infrastructure solutions based on open standards. At the forefront of advanced service-oriented architecture, Parent enables customers to create powerful enterprise applications, especially in heterogeneous IT environments. Parent’s products help enterprises create flexible business applications and processes, extend the value and life of core systems, manage data effectively across the enterprise, and control and govern their service-oriented architecture.

None of Parent, Software AG USA or the Purchaser has, during the past five years, (i) been convicted in a criminal proceeding or (ii) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws.

The name, business address, current principal occupation or employment, five-year material employment history and citizenship of each director and executive officer of Parent and the Purchaser and certain other information are set forth on Annex I hereto.

Except as set forth elsewhere in this Offer to Purchase or Annex I to this Offer to Purchase: (i) none of Parent, the Purchaser and, to Parent’s and the Purchaser’s knowledge, the persons listed in Annex I hereto or any associate or majority owned subsidiary of Parent, the Purchaser or of any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of webMethods; (ii) none of Parent, the Purchaser and, to Parent’s and the Purchaser’s knowledge, the persons or entities referred to in clause (i) above has effected any transaction in the Shares or any other equity securities of webMethods during the past 60 days; (iii) none of Parent, the Purchaser and, to Parent’s and the Purchaser’s knowledge, the persons listed in Annex I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of webMethods (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations); (iv) during the two years before the date of this Offer to Purchase, there have been no transactions between Parent, the Purchaser, their subsidiaries or, to Parent’s and the Purchaser’s knowledge, any of the persons listed in Annex I to this Offer to Purchase, on the one hand, and webMethods or any of its executive officers, directors or affiliates, on the other hand, that would require reporting under SEC rules and regulations; and (v) during the two years before the date of this Offer to Purchase, there have been no contracts, negotiations or transactions between Parent, the Purchaser, their subsidiaries or, to Parent’s and the Purchaser’s knowledge, any of the persons listed in Annex I to this Offer to Purchase, on the one hand, and webMethods or any of its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

Additional Information.   None of Parent, Software AG USA or the Purchaser is subject to the informational filing requirements of the 1934 Act and, consequently, none of them is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Parent is subject to the informational requirements of the German Securities Trading Act (Wertpapierhandelsgesetz) and in accordance therewith files periodic reports and other information relating to its business, financial condition and other matters. A compilation of such reports and other information is available in the investor relations section of Parent’s website at www.softwareag.com. The information contained on Parent’s website is not incorporated by reference into, and does not form part of, this Offer to Purchase.

10.         Source and Amount of Funds.

We estimate that we will need approximately $520,000,000 to purchase all Shares pursuant to the Offer and to pay related fees and expenses. Parent will provide us with sufficient funds to purchase Shares validly tendered in the Offer and to complete the proposed merger between us and webMethods. It is anticipated that approximately $120,000,000 of such funds will be obtained from Parent’s general corporate funds and approximately $400,000,000 through borrowings from one or more banks to be selected by Parent (the “Acquisition Financing”).

Parent has received a commitment letter (the “Commitment Letter”) from a potential lender (the “Potential Lender”) pursuant to which the Potential Lender has committed to provide a loan of up to €325,000,000 to finance the acquisition. Pursuant to the Merger Agreement, Parent and the Purchaser have agreed to use their reasonable best efforts to (i) arrange for the Acquisition Financing on the terms and conditions described in the Commitment Letter, (ii) enter into definitive agreements with respect to the Acquisition Financing, (iii) satisfy all applicable conditions under such definitive agreements and (iv) consummate the Acquisition Financing no later than September 15, 2007. However, Parent may, in its sole discretion, obtain or seek to obtain substitute or replacement Acquisition Financing from one or more lenders other than the Potential Lender, so long as such substitute or replacement Acquisition Financing is on comparable or more favorable terms to Parent than the terms of the Acquisition Financing being replaced (as determined in Parent’s reasonable good-faith judgment) and does not have an adverse effect on Parent’s ability to consummate the Offer or the Merger.

It is anticipated that borrowings under the Acquisition Financing will be refinanced or repaid from funds generated internally by Parent and the Purchaser (including, after consummation of the Merger, funds generated by webMethods) or other sources, which may include the proceeds of the sale of debt or equity securities or the sale of assets (including, possibly, Shares or, after consummation of the Merger, securities or assets of webMethods). No decision has been made concerning this matter, and decisions will be made based on our review from time to time of the advisability of selling particular securities or assets as well as on interest rates and other economic conditions.

If we are unable to consummate the foregoing financing arrangements, we will seek alternative financing. However, Parent’s and our obligations to complete the Offer and the Merger are not conditioned upon our receipt of the proceeds of the Acquisition Financing or upon our ability to make alternative financing arrangements.

11.         Background of the Offer and the Merger; Past Contacts or Negotiations with the Company.

The information set forth below regarding webMethods was provided by webMethods, and none of the Purchaser or Software AG takes any responsibility for the accuracy or completeness of any information regarding meetings or discussions in which Software AG or its affiliates or representatives did not participate.

As part of the continuous evaluation of its businesses and plans, Software AG regularly considers different strategies to improve its business position and enhance value for its stockholders, including opportunities for acquisitions of other companies or their assets.

On December 19, 2006, a representative of Arma Partners LLP (“Arma Partners’’), Software AG’s financial advisor, contacted Mark Wabschall, then the Chief Financial Officer of webMethods, to inquire about the possibility of a strategic transaction involving webMethods and Software AG. On January 3, 2007, Arma Partners sent an email to Mr. Wabschall indicating Software AG’s continued interest in a potential strategic transaction with webMethods.

On January 24, 2007, a representative of Bear Stearns contacted a representative of Arma Partners and advised that webMethods was in the process of considering various strategic alternatives for the Company. Bear Stearns further indicated that webMethods was already in discussions with a number of potential acquirors and that there was an opportunity for Software AG to participate in this process if it so desired.

On January 30, 2007, Software AG and webMethods entered into a confidentiality agreement to facilitate the mutual sharing of information in order to allow Software AG and webMethods to evaluate a potential transaction.

On January 31, 2007, representatives of Software AG and Arma Partners attended a day-long meeting with representatives of webMethods and Bear Stearns. During this meeting representatives of both companies gave presentations on their respective operating plans and strategy, product development efforts and financial position and answered various questions from one another’s representatives about their respective revenues, customers, products and sales teams, and the due diligence process, among other things.

On February 8, 2007, senior management of Software AG and representatives of Arma Partners held a further meeting with senior management of webMethods and representatives of Bear Stearns that focused on webMethods’ operating plans and strategy, product development efforts and financial position.

On February 14, 2007, Software AG sent an initial due diligence request list to the Company requesting information and documents relating to the Company.

On February 20, 2007, Software AG delivered a letter to webMethods expressing its interest in a potential acquisition of the Company at a price of $8.25 to $8.75 per share in cash. Shortly after webMethods’ receipt of the letter, representatives of webMethods contacted representatives of Software AG to advise that the proposed price range was too low.

On February 21, 2007, Karl-Heinz Streibich and David Mitchell, the Chief Executive Officers of Software AG and webMethods, respectively, discussed the price and timing of a potential transaction between the two companies.

On February 23, 2007, representatives of Arma Partners and Bear Stearns discussed the price range proposed in Software AG’s letter of February 20 and the conditions on which Software AG would be granted access to additional nonpublic information regarding webMethods. Bear Stearns indicated that webMethods was permitting other potential acquirors to conduct due diligence on the Company through an electronic data room, and that Software AG would receive access this electronic data room as well.

On February 27, 2007, webMethods granted authorized representatives of Software AG access to the electronic data room and Software AG commenced its review of the various nonpublic corporate and financial documents contained therein. Software AG continued its due diligence efforts through the execution of the Merger Agreement.

On March 3, 2007, Bear Stearns delivered to Arma Partners an initial draft of the Merger Agreement reflecting terms of the proposed transaction between the companies. The initial draft of the Merger Agreement contemplated a one-step merger structure rather than a two-step tender offer structure.

On March 5, 2007, Software AG and webMethods amended their mutual nondisclosure agreement to facilitate the sharing of certain highly confidential information relating to webMethods’ customers, channel partners and employees.

On March 14, 2007, representatives of Davis Polk & Wardwell (“Davis Polk”), outside counsel to Software AG, and Morrison & Foerster LLP (“Morrison & Foerster”), outside counsel to webMethods, discussed the parties’ rights and obligations in connection with regulatory review of the proposed acquisition, including review by the Committee on Foreign Investment in the United States (“CFIUS”). These discussions continued through the execution of the Merger Agreement.

On March 19, 2007, a representative of Bear Stearns contacted a representative of Arma Partners to advise that webMethods had recently received a proposal from a third party for an acquisition at a price that webMethods believed was attractive, and that this third party was prepared to complete a transaction quickly. Bear Stearns requested that Software AG reconfirm its interest in a transaction with webMethods, including its proposed price and timetable for a transaction, and indicated that webMethods would proceed with this third party if Software AG failed to do so.

On March 19, 2007, Software AG delivered to webMethods a revised draft of the Merger Agreement that contemplated the acquisition being effected by means of a tender offer and a second step merger. From March 19 until the execution of the Merger Agreement, webMethods and Software AG and their representatives exchanged drafts of the Merger Agreement and held extensive negotiations relating to its terms and conditions.

From March 19, 2007 until the execution of the Merger Agreement, representatives of Software AG, webMethods, Arma Partners, Bear Stearns, Davis Polk and Morrison & Foerster discussed key issues relating to the potential transaction. The discussion focused on the price per share to be paid in the transaction, the parties’ rights and obligations in connection with regulatory review, restrictions on webMethods’ conduct during the period between signing of the Merger Agreement and the closing of the Merger, webMethods’ representations and warranties, the conditions to Software AG’s obligation to complete the transaction and webMethods’ right to terminate the Merger Agreement. The parties also addressed issues relating to restrictions on webMethods’ ability to solicit and accept an alternative acquisition proposal, as well as the amount of the break-up fee potentially payable to Software AG.

On March 22, 2007, Software AG delivered a proposal to webMethods containing a non-binding offer to acquire the Company with an estimated price range of $9.00 to $9.25 per share in cash.

On March 23, 2007, webMethods delivered to Software AG a revised draft of the Merger Agreement and representatives of the parties held discussions relating to the same.

On March 26, 2007, Software AG delivered to webMethods an initial draft of the Tender and Support Agreement under which webMethods’ directors and executive officers would agree, among other things, to support the transaction by tendering their Shares in the Offer and voting in favor of the Merger, if necessary. From March 26 until the execution of the Merger Agreement, representatives of the directors and executive officers of webMethods and Software AG exchanged drafts of the Tender and Support Agreement and held negotiations relating to its terms and conditions.

On March 29, 2007, Software AG delivered to webMethods a revised draft of the Merger Agreement. From March 29, 2007 through April 4, 2007, Software AG concluded its due diligence investigation and the parties finalized the webMethods disclosure schedules, which set forth certain exceptions to webMethods’ representations and warranties in the Merger Agreement. On April 1, 2007, webMethods delivered to Software AG a revised draft of the Merger Agreement.

On April 2, 2007, Software AG’s Supervisory Board held a special meeting and unanimously authorized management to take actions necessary to conclude the transaction or decide that it should not go forward.

On April 3 and 4, 2007, representatives of Software AG, webMethods, Davis Polk and Morrison & Foerster met to negotiate the remaining issues under the Merger Agreement. The discussion focused on the parties’ rights and obligations in connection with review of the proposed transaction by CFIUS and other regulatory bodies, restrictions on webMethods’ conduct during the period between signing of the Merger Agreement and the closing of the Merger, webMethods’ representations and warranties, the conditions to Software AG’s obligation to complete the acquisition, and webMethods’ right to terminate the Merger Agreement, the amount of the termination fee and under what circumstances the termination fee would be payable. During these meetings, Software AG provided a revised offer of $9.15 per share in cash.

On April 4, 2007, the Board of Directors of webMethods convened a special meeting and unanimously approved the Merger Agreement and the consummation of the Offer and the Merger and recommended that the stockholders of webMethods tender their Shares into the Offer.

On April 4, 2007, representatives of Software AG and webMethods finalized the Merger Agreement and the schedules thereto. Software AG and webMethods thereafter executed the Merger Agreement. Concurrently, a substantial majority of the directors and executive officers of webMethods executed the Tender and Support Agreement with Software AG, with the remainder agreeing to execute it as soon as possible thereafter and to comply with its terms in the interim. On April 5, 2007, Software AG and webMethods issued a joint press release announcing the transaction and the execution of the Merger Agreement.

12.         Purpose of the Offer; Plans for the Company.

Purpose of the Offer.   The purpose of the Offer is to acquire control of, and the entire equity interest in, webMethods. Pursuant to the Merger Agreement, Purchaser is entitled as soon as practicable after consummation of the Offer to seek representation on the webMethods Board proportionate to its ownership of Shares and to seek to have webMethods consummate the Merger pursuant to the Merger Agreement. Pursuant to the Merger, the outstanding Shares not owned by Parent or its subsidiaries (including us) will be converted into the right to receive cash in an amount equal to the price per Share provided pursuant to the Offer.

Approval.   Under the Delaware General Corporation Law (the “DGCL”), the approval of the webMethods Board and the affirmative vote of the holders of a majority of the outstanding Shares may be required to approve and adopt the Merger Agreement and the transactions contemplated thereby including the Merger. The webMethods Board has unanimously approved and adopted the Merger Agreement and the transactions contemplated thereby and, unless the Merger is consummated pursuant to the short-form merger provisions under the DGCL described below, the only remaining required corporate action of webMethods is the adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the Shares. If stockholder approval for the Merger is required, the Parent intends to cause the webMethods Board to set the record date for the stockholder approval for a date as promptly as practicable following the consummation of the Offer. Accordingly, if the Minimum Condition is satisfied, we believe we will have sufficient voting power to cause the approval and adoption of the Merger Agreement and the transactions contemplated thereby without the affirmative vote of any other stockholders.

Stockholder Meetings.   In the Merger Agreement, webMethods has agreed, if a stockholder vote is required, to convene a meeting of its stockholders following consummation of the Offer for the purpose of considering and voting on the Merger. webMethods, acting through its Board of Directors, has further agreed that, if a stockholders’ meeting is convened, the webMethods Board will recommend that stockholders of webMethods vote to adopt and approve the Merger Agreement and the Merger. At any such meeting, all of the Shares then owned by the Parent and the Purchaser and by any of the Parent’s other subsidiaries, and all Shares for which webMethods has received proxies to vote, will be voted in favor of adoption of the Merger Agreement and approval of the Merger.

Board Representation.   The Purchaser currently intends to designate a majority of the directors of webMethods following consummation of the Offer. It is currently anticipated that the Purchaser will designate Katherine Butler, Mark Edwards, Jochen Deuse, Mathias Faust, Wolfgang Fuss, Ken LeBon, Markus Lehnert, Jennifer Loudenslager, Christine Schwab, Stan Smith and Arnd Zinnhardt, each of whom is an officer or employee of Software AG or Software AG USA, to serve as directors of webMethods following consummation of the Offer. The Purchaser expects that such representation would permit the Purchaser to exert substantial influence over the conduct of webMethods’ business and operations. The foregoing information and certain other information contained in this Offer to Purchase and the Schedule 14D-9 being mailed to stockholders herewith are being provided in accordance with the requirements of Section 14(f) of the 1934 Act and Rule 14f-1 thereunder. See Section 13 entitled “The Transaction Documents” of this Offer to Purchase.

Short-form Merger.   Under the DGCL, if the Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the outstanding Shares, the Purchaser will be able to approve the Merger without a vote of webMethods’ stockholders. In such event, the Parent and the Purchaser anticipate that they will take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after such acquisition, without a meeting of webMethods’ stockholders. However, if the Purchaser does not acquire at least 90% of the outstanding Shares pursuant to the Offer or otherwise, a significantly longer period of time would be required to effect the Merger. Pursuant to the Merger Agreement, webMethods has agreed to convene a meeting of its stockholders as soon as practicable following consummation of the Offer to consider and vote on the Merger, if a stockholders’ vote is required.

Rule 13e-3.   The SEC has adopted Rule 13e-3 under the 1934 Act, which is applicable to certain “going private” transactions and under certain circumstances may be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer or otherwise in which the Purchaser seeks to acquire the remaining Shares not held by it. The Purchaser believes, however, that Rule 13e-3 will not be applicable to the Merger if the Merger is consummated within one year after the consummation of the Offer at the same per Share price as paid in the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning webMethods and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the SEC and disclosed to stockholders prior to consummation of the transaction.

Plans for the Company.   In connection with Parent’s consideration of the Offer, Parent has developed an initial plan, on the basis of available information, for the combination of the business of webMethods with that of Parent. Parent intends to continue reviewing such information as part of a comprehensive review of webMethods’ business, operations, capitalization and management with a view to optimizing development of webMethods’ potential in conjunction with Parent’s existing business. This planning process will continue throughout the pendency of the Offer and the Merger, but will not be implemented until after the completion of the Merger.

Extraordinary Corporate Transactions.   Except as described above or elsewhere in this Offer to Purchase, Parent and the Purchaser have no present plans or proposals that would relate to or result in an extraordinary corporate transaction involving webMethods or any of its subsidiaries (such as a merger, reorganization, liquidation, relocation of any operations or sale or other transfer of a material amount of assets), any change in webMethods’ Board of Directors or management, any material change in webMethods’ capitalization or dividend policy or any other material change in webMethods’ corporate structure or business.

Appraisal Rights.   No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, stockholders will have certain rights under the DGCL to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Such rights to dissent, if the statutory procedures are met, could lead to a judicial determination of the fair value of the Shares, as of the day prior to the date on which the stockholders’ vote was taken approving the Merger or similar business combination (excluding any element of value arising from the accomplishment or expectation of the Merger), required to be paid in cash to such dissenting holders for their Shares. In addition, such dissenting stockholders would be entitled to receive payment of a fair rate of interest from the date of consummation of the Merger on the amount determined to be the fair value of their Shares. In determining the fair value of the Shares, the court is required to take into account all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the Shares, including, among other things, asset values and earning capacity. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated, among other things, that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in an appraisal proceeding. Therefore, the value so determined in any appraisal proceeding could be the same as, or more or less than, the purchase price per Share in the Offer or the Merger consideration.

In addition, several decisions by Delaware courts have held that, in certain circumstances, a controlling stockholder of a company involved in a merger has a fiduciary duty to other stockholders which requires that the Merger be fair to such other stockholders. In determining whether a merger is fair to minority stockholders, Delaware courts have considered, among other things, the type and amount of consideration to be received by the stockholders and whether there was fair dealing among the parties. The Delaware Supreme Court stated in Weinberger and Rabkin v. Philip A. Hunt Chemical Corp. that the remedy ordinarily available to minority stockholders in a cash-out merger is the right to appraisal described above. However, a damages remedy or injunctive relief may be available if a merger is found to be the product of procedural unfairness, including fraud, misrepresentation or other misconduct.

13.         The Transaction Documents.

The Merger Agreement.   The following summary of certain provisions of the Merger Agreement is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which has been filed as Exhibit (d)(1) to the Schedule TO referred to in Section 18 and is incorporated herein by reference. The following summary may not contain all of the information important to you. Capitalized terms used in the following summary and not otherwise defined in this Offer to Purchase have the meanings set forth in the Merger Agreement.

Explanatory Note Regarding Summary of Merger Agreement and Representations and Warranties in the Merger Agreement.   The summary of the terms of the Merger Agreement is intended to provide information about the terms of the Merger. The terms and information in the Merger Agreement should not be relied on as disclosures about Software AG or webMethods without consideration to the entirety of public disclosure by Software AG and webMethods as set forth in all of their respective public reports with the SEC. The terms of the Merger Agreement govern the contractual rights and relationships, and allocate risks, between the parties in relation to the Merger. In particular, the representations and warranties made by the parties to each other in the Merger Agreement have been negotiated between the parties with the principal purpose of setting forth their respective rights with respect to their obligation to close the Merger should events or circumstances change or be different from those stated in the representations and warranties. Matters may change from the state of affairs contemplated by the representations and warranties. webMethods will provide additional disclosure in its public reports to the extent that it becomes aware of the existence of any material facts that are required to be disclosed under federal securities law and that might otherwise contradict the terms and information contained in the Merger Agreement and will update such disclosure as required by federal securities laws.

The Offer.   The Merger Agreement provides that the Offer will be conducted on the terms and subject to the conditions described in “The Offer—Section 1—Terms of the Offer” and “The Offer—Section 15—Conditions of the Offer.”

The Merger.   The Merger Agreement provides that following the satisfaction or waiver of the conditions described below under “Conditions to the Merger,” the Purchaser will be merged with and into webMethods, and each then outstanding Share (other than Shares owned directly by Parent, the Purchaser or any subsidiary of either webMethods or Parent, or the Shares that are held by any stockholder who is entitled to and who properly exercises dissenters’ rights under the DGCL) will be converted into the right to receive cash in an amount equal to the price per Share provided pursuant to the Offer, without interest thereon and less any applicable withholding taxes. Shares owned directly by Parent, the Purchaser or webMethods immediately prior to the effective time of the Merger will be cancelled at the time of the consummation of the Merger.

Treatment of Stock Options in the Merger.   The Merger Agreement provides that, immediately prior to the effective time of the Merger, each webMethods stock option that is outstanding, unexercised and unexpired will be accelerated in full and become fully vested and exercisable. At the effective time of the

Merger, each such webMethods stock option will then be canceled and cashed out for an amount equal to the product of (x) the aggregate number of Shares that were issuable upon exercise of such webMethods stock option immediately prior to the effective time of the Merger and (y) $9.15 less the per share exercise price of such webMethods stock option. Such payments will be made without interest thereon and less any applicable withholding taxes.

Treatment of Restricted Stock in the Merger.   The Merger Agreement provides that, immediately prior to the effective time of the Merger, any outstanding Shares that are unvested or subject to a repurchase option or forfeiture in favor of webMethods will become fully vested and any repurchase option or forfeiture restriction on such Shares will lapse.

Vote Required to Approve Merger.   The DGCL requires, among other things, that the adoption of any agreement of merger or consolidation of a Delaware corporation must be approved and found advisable by the board of directors of that corporation and, if the “short-form” merger procedure described below is not available, adopted by the holders of at least a majority of that corporation’s outstanding voting securities, which, in the case of webMethods, would include a majority of the Shares. The webMethods Board by unanimous resolution has, among other things, (i) declared that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to and in the best interests of the stockholders of webMethods, (ii) approved and adopted the Merger Agreement and the transactions contemplated thereby and (iii) recommended that the stockholders of webMethods tender their Shares to the Purchaser pursuant to the Offer and approve and adopt the Merger Agreement and the Merger. Consequently, the only additional corporate action of webMethods that may be necessary to effect the Merger is the adoption of the Merger Agreement by the affirmative vote of the holders of at least a majority of the Shares, if the “short-form” merger procedure is not available. In the Merger Agreement, webMethods has agreed to convene a meeting of its stockholders as soon as practicable after the consummation of the Offer for the purpose of considering and taking action on the Merger Agreement and the transactions contemplated thereby if such action is required by the DGCL.

The DGCL also provides that, if a parent company owns at least 90% of the outstanding shares of each class of stock of a Delaware subsidiary, the parent company may merge that subsidiary into the parent company, or the parent company may merge itself into that subsidiary, pursuant to the “short-form” merger procedures without prior notice to, or the approval of, the other stockholders of the subsidiary. Accordingly, if the Purchaser acquires at least 90% of the outstanding Shares pursuant to the Offer or otherwise, it will have sufficient voting power to cause the adoption of the Merger Agreement without prior notice to, or any action by, webMethods’ other stockholders. In that event, webMethods, the Purchaser and Parent have agreed in the Merger Agreement to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after consummation of the Offer without any action by webMethods’ other stockholders. If, however, the Purchaser does not acquire at least 90% of the Shares pursuant to the Offer, or otherwise, a longer period of time would be required to effect the Merger.

Conditions to the Merger.   The Merger Agreement provides that the obligations of each party to effect the Merger are subject to the satisfaction or waiver of the following conditions: (i) if required by the DGCL, the Merger Agreement shall have been adopted and approved by the affirmative vote of the holders of a majority of the Shares, (ii) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; and there shall not be any governmental action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal and (iii) the Purchaser shall have accepted for payment and paid for all of the Shares validly tendered pursuant to the Offer and not withdrawn.

In addition to the conditions to the Merger described in the immediately preceding paragraph, the Purchaser’s obligations to accept Shares tendered in the Offer are subject to the conditions set forth in “The Offer—Section 15.”

Board of Directors.   The Merger Agreement provides that promptly upon the acceptance for payment of any Shares pursuant to the Offer, and from time to time thereafter (including, without limitation, upon acceptance of Shares tendered during any Subsequent Offering Period), the Purchaser shall be entitled to designate such number of directors, rounded up to the next whole number, on the webMethods Board as will give the Purchaser representation on the webMethods Board equal to the greater of (i) the product of (1) the total number of directors on the webMethods Board (after giving effect to any increase in the number of directors pursuant to this provision of the Merger Agreement) and (2) the percentage that the number of Shares beneficially owned by the Purchaser (when combined with all Shares beneficially owned by Parent and its wholly-owned subsidiaries) bears to the total number of Shares outstanding and (ii) the number of directors that, after their designation by the Purchaser, constitutes a majority of the webMethods Board, and webMethods shall in each case promptly increase the size of the webMethods Board or use its reasonable best efforts to secure the resignations of such number of directors as is necessary to provide the Purchaser with such level of representation and shall cause the Purchaser’s designees to be so elected or appointed.

Following the election or appointment of the Purchaser’s designees and prior to the effective time of the Merger, any amendment or termination of the Merger Agreement requiring action by the webMethods Board, any extension of time for the performance of any of the obligations or other acts of Parent or the Purchaser under the Merger Agreement, any waiver of compliance with any of the agreements or conditions under the Merger Agreement that are for the benefit of webMethods, any exercise of webMethods’ rights or remedies under the Merger Agreement, any action to seek to enforce any obligation of Parent or the Purchaser under the Merger Agreement or any other action by the webMethods Board with respect to the Merger Agreement or the Merger if such other action adversely affects, or could reasonably be expected to adversely affect, any of the holders of Shares other than Parent or the Purchaser may only be authorized by a majority of the directors of webMethods then in office who are directors of webMethods on the date of the Merger Agreement or their successors as appointed by such continuing directors.

The Merger Agreement further provides that the directors of the Purchaser immediately prior to the effective time of the Merger will be the directors of the surviving corporation in the Merger until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

Representations and Warranties.   The Merger Agreement contains various representations and warranties by webMethods, Parent and the Purchaser customary for agreements of this nature.

Commercially Reasonable Efforts.   Each of Parent, the Purchaser and webMethods has agreed to use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to fulfill all conditions applicable to such party pursuant to the Merger Agreement and to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Merger Agreement, the Tender and Support Agreement and all other agreements in connection with the Merger, including (i) obtaining all necessary, proper or advisable actions or non-actions, waivers, consents, qualifications and approvals from governmental entities and making all necessary, proper or advisable registrations, filings and notifications and taking all reasonable steps as may be necessary to obtain an approval, clearance, non-action letter, waiver or exemption from any governmental entity (including, without limitation, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) and the Exon-Florio Amendment to the Defense Production Act of 1950 (“Exon-Florio”)); (ii) obtaining all necessary, proper or advisable consents, qualifications, approvals, waivers or exemptions from non-governmental third parties; and (iii) executing and delivering any additional documents or instruments necessary, proper or advisable to consummate the transactions contemplated by, and to fully carry out the purposes of, the Merger Agreement, Tender and Support Agreement and all other agreements in connection with the Merger.

The Merger Agreement provides that each of Parent, the Purchaser and webMethods will use its commercially reasonable efforts to make an appropriate filing pursuant to the HSR Act with respect to the Offer and the Merger as promptly as practicable and in any event within ten business days of the date of the Merger Agreement and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable. The Merger Agreement further provides that each of Parent, the Purchaser and webMethods will use its commercially reasonable efforts to (A) submit a joint Exon-Florio notification to CFIUS as soon as practicable, but in any event no later than ten business days, following the date of the Merger Agreement and (B) make any other submissions under Exon-Florio that are required to be made or that Parent and webMethods mutually agree should be made as soon as practicable following the date of the Merger Agreement, in each case, in connection with the Merger Agreement and the transactions contemplated hereby.

Under the Merger Agreement, Parent is required to agree to accept any reasonable restrictions imposed by any governmental entity as a result of the CFIUS review on the business or operations of webMethods or its subsidiaries or the control thereof by Parent (“Reasonable Restrictions”), subject to certain exceptions set forth in webMethods’ disclosure schedules. The Merger Agreement further provides that except for the obligation to accept Reasonable Restrictions described in the immediately preceding sentence, nothing in the Merger Agreement shall, as a result of the CFIUS review, require Parent or any of its subsidiaries to, nor may webMethods or any of its subsidiaries without the prior written consent of Parent agree or offer to: (i) effect any divestiture of, or hold separate (including by establishing a trust or otherwise), or agree to restrict its ownership or operation of, any business or assets of webMethods or its subsidiaries or of Parent or its subsidiaries, or to enter into any settlement or consent decree, or agree to any undertaking, with respect to any business or assets of webMethods or its subsidiaries or of Parent or its subsidiaries, (ii) enter into, amend or agree to enter into or amend, any contract, agreement, license or other undertaking of webMethods or its subsidiaries or of Parent or its subsidiaries or (iii) otherwise waive, abandon or alter any rights or obligations of webMethods or its subsidiaries or of Parent or its subsidiaries.

The Merger Agreement further provides that, with respect to matters other than the CFIUS review, nothing in the Merger Agreement shall require Parent or any of its subsidiaries to, nor may webMethods or any of its subsidiaries without the prior written consent of Parent agree or offer to: (i) effect any divestiture of, or hold separate (including by establishing a trust or otherwise), or agree to restrict its ownership or operation of, any business or assets of webMethods or its subsidiaries or of Parent or its subsidiaries, or to enter into any settlement or consent decree, or agree to any undertaking, with respect to any business or assets of webMethods or its subsidiaries or of Parent or its subsidiaries, (ii) enter into, amend or agree to enter into or amend, any contract, agreement, license or other undertaking of webMethods or its subsidiaries or of Parent or its subsidiaries or (iii) otherwise waive, abandon or alter any rights or obligations of webMethods or its subsidiaries or of Parent or its subsidiaries, except in each case as would not, individually or in the aggregate, materially diminish the benefits that would reasonably be expected to accrue to Parent from the Merger or the consummation of the transactions contemplated by the Merger Agreement.

Conduct of the Business by webMethods.   The Merger Agreement provides that between the date of the Merger Agreement and the effective time of the Merger, unless otherwise agreed to by Parent, webMethods will and will cause each of its subsidiaries to:

•       maintain its existence in good standing under applicable law;

•       subject to certain restrictions and exceptions, conduct its business and operations only in the ordinary and usual course of business and in a manner consistent with prior practice; and

•       use commercially reasonable efforts to preserve substantially intact its business organizations, to keep available the services of its current officers and key employees and to preserve its and its subsidiaries’ current relationships with customers, suppliers, distributors and other persons with which it or any of its subsidiaries has business relations.

webMethods has further agreed that, subject to certain exceptions, unless expressly contemplated, permitted or required by the Merger Agreement or otherwise consented to by Parent, it will not, nor will it permit any of its subsidiaries to:

•       amend its certificate of incorporation, bylaws or other governing documents;

•       declare, set aside, make or pay any dividends or other distributions (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock;

•       adjust, split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

•       repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock or any rights to acquire such capital stock, except pursuant to restricted stock award agreements outstanding on the date of the Merger Agreement or permitted to be entered into after the date of the Merger Agreement under the immediately following bullet;

•       issue, deliver or sell, pledge, encumber or amend any term of any shares of its capital stock or any rights to acquire such capital stock, other than (i) the issuance of Shares upon the exercise of webMethods stock options or distribution of director deferred shares, (ii) pursuant to the webMethods employee stock purchase plan or (iii) the issuance of webMethods stock options pursuant to, and in amounts no greater than those specified in, any offer letters outstanding as of the date of the Merger Agreement;

•       knowingly take any action that is reasonably likely to make any representation or warranty of webMethods under the Merger Agreement, or omit to take any action necessary to prevent any representation or warranty under the Merger Agreement from being, inaccurate in any material respect at, or as of any time before, the effective time of the Merger, or take any action that would reasonably be expected to materially impair the ability of webMethods to consummate the Merger or the other transactions contemplated by the Merger Agreement in accordance with the terms of the Merger Agreement or materially delay the consummation of the Merger;

•       subject to certain exceptions, incur, create, assume or otherwise become liable for any indebtedness for borrowed money or assume, guaranty, endorse or otherwise become liable or responsible for the obligations of any other person;

•       subject to certain exceptions, make any loans, advances or capital contributions to or investments in any other person;

•       merge or consolidate with any other entity or adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

•       change its accounting methods, principles or practices, except as required by GAAP or applicable law;

•       increase the amount of compensation, bonus or other benefits payable to any current or former director, officer or employee of webMethods or any of its subsidiaries;

•       subject to certain exceptions, grant any severance or termination pay or benefits (or increase the amount of such pay or benefits, or extend the notice periods for termination) to any current or former director, officer, employee or independent contractor of webMethods or any of its subsidiaries;

•       establish, pay, agree to grant or increase any special bonus, stay bonus, retention bonus or any similar benefit under any plan, agreement, award or arrangement;

•       prior to July 1, 2007, hire any employee at an aggregate annual rate of base compensation of more than $175,000, or after such date hire any employee other than in the ordinary course of business consistent with webMethods’ fiscal 2008 operating plan (the “Operating Plan”) after first consulting in good faith with Parent;

•       enter into any new employment, severance, change in control, tax gross-up, deferred compensation or other similar agreement or arrangement (or amend any such existing agreement);

•       except as required by applicable law, enter into or amend in any material respect any collective bargaining agreement or other contract or understanding with any labor union or organization;

•       subject to certain exceptions, establish, adopt, amend or terminate any employee benefit plan or any plan, agreement, program, policy, trust, fund or other arrangement that would have been a webMethods employee benefit plan if it had been in existence as of the date of the Merger Agreement;

•       subject to certain exceptions, enter into or amend in any material respect any agreement, contract or arrangement with any current or former director, officer, employee or independent contractor of webMethods or any of its subsidiaries or commit to provide any material payment or any material benefit to any such individual;

•       sell, license, mortgage, transfer, lease, pledge or otherwise subject to any encumbrance or otherwise dispose of any material properties or assets (including stock or other ownership interests of its subsidiaries), other than in the ordinary course of business consistent with prior practice;

•       acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any asset, security, property, interest or business, other than the acquisition of assets or properties used in the operations of webMethods’ and its subsidiaries’ business in the ordinary course of business consistent with past practice;

•       enter into any material joint venture, partnership or similar arrangement;

•       make or change any material tax election not consistent with prior practice, settle or compromise any material income tax claim, audit or assessment, enter into any closing agreement, surrender any right to claim a material tax refund, offset or other reduction in tax liability, fail to file any material tax return when due or fail to cause such tax returns when filed to be complete and accurate in all material respects;

•       subject to certain exceptions, incur or commit to any capital expenditures or any obligations or liabilities in connection therewith in excess of $750,000 per three-month period;

•       subject to certain exceptions, (A) enter into any agreement or arrangement that limits or otherwise restricts in any material respect webMethods, any of its subsidiaries or any of their respective affiliates or any successor thereto or that could, after the effective time of the Merger, limit or restrict in any material respect webMethods, any of its subsidiaries, the Surviving Corporation, Parent or any of their respective affiliates, from engaging or competing in any line of business, in any location or with any person or (B) enter into, amend in any material respect, modify in any material respect or terminate any material contract or any license to or from any person with respect to any material intellectual property or (C) otherwise waive, release or assign any material rights, claims or benefits of webMethods or any of its subsidiaries;

•       transfer or license to any person or otherwise extend, amend or modify any rights to any material webMethods intellectual property, other than in the ordinary course of business consistent with past practice or pursuant to any contract or agreement of webMethods that has been disclosed in writing to Parent prior to the date of the Merger Agreement;

•       initiate, settle or agree to settle any material proceeding or other claim involving or against webMethods or any of its subsidiaries, any stockholder litigation or dispute against webMethods or any of its officers or directors or any proceeding that relates to the transactions contemplated by the Merger Agreement;

•       other than as expressly permitted by the above covenants, take any action for the purpose of preventing, delaying or impeding the consummation of the Merger or the other transactions contemplated by the Merger Agreement; or

•       agree, resolve or commit to take any of the actions described above.

Nonsolicitation Obligations.   The Merger Agreement provides that webMethods will, and will cause its affiliates, representatives and any other agents to, immediately cease any discussions, negotiations or communications with any party or parties with respect to any Alternative Transaction (as defined below).

The Merger Agreement further provides that webMethods will not, nor will it authorize or permit any of its affiliates, representatives or subsidiaries to, solicit, initiate or intentionally facilitate or encourage the submission of any Alternative Transaction or participate in any discussions or negotiations regarding, or furnish to any third party any information or data with respect to or provide access to the properties, offices, books, records, officers, directors or employees of, or take any other action to knowingly facilitate, induce or encourage the making of any proposal that constitutes, or may reasonably be expected to lead to, any Alternative Transaction. Notwithstanding the foregoing, if prior to the consummation of the Offer webMethods has complied with this clause and the webMethods Board reasonably determines in good faith that an Alternative Transaction constitutes or would reasonably be expected to lead to a Superior Proposal (as defined below) then, to the extent such action is consistent with the fiduciary obligations of the webMethods Board, as determined in good faith by a majority thereof after consultation with webMethods’ outside counsel, webMethods may, subject to its providing prior written notice to Parent of its decision to take such action and its compliance with the requirements set forth below, furnish information with respect to webMethods to, and participate in discussions and negotiations directly or through its representatives with, such third party, subject to such third party entering into a confidentiality agreement with webMethods that is not materially less favorable than webMethods’ nondisclosure agreement with Parent.

The Merger Agreement further provides that neither the webMethods Board nor any committee thereof shall withdraw or modify, or propose or resolve to withdraw or modify, in a manner adverse to Parent or the Purchaser, the approval and recommendation by the webMethods Board of the Merger and the Merger Agreement, the other transaction documents, the transactions contemplated therein and the actions taken in connection therewith, approve or recommend, or propose or resolve to approve or recommend, any Alternative Transaction, approve or recommend, or propose or resolve to approve or recommend, or execute or enter into, any Acquisition Agreement, approve or recommend, or propose or resolve to approve or recommend, or execute or enter into, any agreement requiring it to abandon, terminate or fail to consummate the Merger, the Merger Agreement, any transaction document or the transactions contemplated therein or propose, agree or publicly announce any intention to do any of the foregoing constituting or related to, or that is intended to lead to, any Alternative Transaction (any of the foregoing, an “Adverse Recommendation Change”). Notwithstanding the foregoing, prior to the consummation of the Offer, in response to a Superior Proposal that was not solicited, initiated, intentionally encouraged, participated in or otherwise facilitated by webMethods in breach of the above obligations, the webMethods Board may, if it determines in good faith (after consulting with webMethods’

outside legal counsel) that the failure to do so would be inconsistent with the fiduciary duties of the webMethods Board to the webMethods stockholders under applicable law or order, modify, or propose or resolve to modify, in a manner adverse to Parent or the Purchaser, the approvals and recommendations of the webMethods Board of the Offer, the Merger or the other transactions related thereto (or otherwise make any Adverse Recommendation Change), or terminate the Merger Agreement.

In addition to the obligations set forth above, webMethods is required to advise Parent orally and, if requested by Parent, in writing of the existence of an Alternative Transaction or any offer, proposal or inquiry with respect to or which could reasonably be expected to lead to an Alternative Transaction received by any officer or director of webMethods or, to its knowledge, any of its other representatives and the material terms and conditions of such Alternative Transaction, and any amendment or modification thereto, including the identity of the person proposing such Alternative Transaction, within one business day following receipt. webMethods is required to keep Parent fully informed, on a current basis, of the status and material details of any such offer, proposal or inquiry. In addition, the webMethods Board may not make an Adverse Recommendation Change or terminate the Merger Agreement for purposes of entering into an agreement with respect to an Alternative Transaction unless webMethods notifies Parent, in writing at least three business days before taking such action, of its intention to do so in response to an offer, proposal or inquiry to enter into an Alternative Transaction that it has determined constitutes a Superior Proposal and attaching the most current version of any proposed agreement or a summary of all material terms of any such proposal and the identity of the offeror, webMethods shall have, during such three business day period, negotiated in good faith with Parent with respect to any changes to the Merger Agreement that Parent shall have proposed and Parent does not make, within three business days after its receipt of that written notification, an offer that is at least as favorable to the webMethods stockholders as such Superior Proposal; provided that webMethods may not enter into any binding agreement with respect to such Superior Proposal during such three business day period.

For purposes of the Merger Agreement, “Alternative Transaction” means, other than the transactions contemplated by the Merger Agreement, any proposal, offer or inquiry, whether in writing or otherwise, from any third party (i) to acquire beneficial ownership (as defined in Rule 13d-3 under the 1934 Act) of all or more than 15% of webMethods’ consolidated assets, (ii) to acquire beneficial ownership of 15% or more of any class of webMethods’ equity securities, in each case pursuant to a merger, consolidation or other business combination, sale of shares of stock, sale of assets, tender offer, exchange offer or similar transaction or series of related transactions, which is structured to permit such third party to acquire beneficial ownership of more than (A) 15% of webMethods’ consolidated assets or (B) 15% or more of any class of webMethods’ equity securities, as the case may be or (iii) to engage in any other merger, consolidation, share exchange, business combination, asset sale, reorganization, recapitalization, liquidation, dissolution or similar transaction involving webMethods or any of its subsidiaries whose assets, individually or in the aggregate, constitute more than 15% of webMethods’ consolidated assets.

For purposes of the Merger Agreement, “Superior Proposal” means a bona fide, unsolicited written proposal or offer made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, more than 50% of the voting power of the capital stock of webMethods then outstanding or all or substantially all of webMethods’ assets on terms the webMethods Board determines in good faith (after consulting with webMethods’ outside legal counsel and financial advisor), taking into account, among other things, all legal, financial, regulatory, timing and other aspects of the offer and the third party making the offer, are more favorable from a financial point of view to webMethods’ stockholders than the Offer, the Merger and the other transactions contemplated by the Merger Agreement, and is reasonably capable of being consummated.

Indemnification and Insurance.   The Merger Agreement provides that for a period of six years after the effective time of the Merger, Parent and the surviving corporation will indemnify, advance expenses to and hold harmless all past and present officers and directors of webMethods for acts or omissions occurring at or prior to the effective time of the Merger, to the fullest extent permitted by the DGCL or any other applicable law or provided under webMethods’ certificate of incorporation and bylaws in effect on the date of the Merger.

The Merger Agreement further provides that for a period of six years from the effective time of the Merger, Parent will cause the surviving corporation to maintain in effect (or Parent may instead elect to maintain pursuant to Parent’s policy or policies) for the benefit of webMethods’ current directors and officers an insurance and indemnification policy that provides coverage for acts or omissions occurring prior to the effective time of the Merger that is substantially equivalent to webMethods’ existing policy on terms with respect to coverage in the aggregate no less favorable than those of such policy in effect on the date of the Merger Agreement, or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that the Surviving Corporation will not be required to pay an aggregate premium for such insurance in excess of 250% of the last annual premiums paid by webMethods prior to the date of the Merger Agreement.

Employee Benefit Plans.   The Merger Agreement provides that after the consummation of the Merger, Parent will honor and provide for payment of the accrued obligations and benefits under webMethods’ employee benefit plans. The Merger Agreement also requires Parent to provide each webMethods employee with compensation (including bonus and incentive compensation opportunities, but excluding equity-based compensation) and employee benefits that are substantially comparable in the aggregate to the compensation and employee benefits provided to Parent’s similarly-situated employees employed in the same country as such webMethods employee as of the closing date of the Merger, as the same may be modified or adjusted from time to time thereafter.

Termination.   The Merger Agreement may be terminated and the Offer and the Merger (and the other transactions contemplated by the Transaction Documents) may be abandoned at any time prior to the effective time of the Merger:

(a)    by the mutual written consent of webMethods and Parent;

(b)   by webMethods or Parent, if there is any permanent legal prohibition to consummating the Offer or the Merger;

(c)    by webMethods, prior to the consummation of the Offer, in order to enter into an Acquisition Agreement for a Superior Proposal; provided, however, that the Merger Agreement may not be so terminated unless webMethods’ Board shall have provided Parent an opportunity to match such Superior Proposal as described above under “—Nonsolicitation Obligations” and webMethods shall have paid the termination fee described below under “—Termination Fee”;

(d)   by Parent, if prior to the consummation of the Offer (i) the webMethods Board withdraws, modifies or changes its approval of the Merger Agreement and the transactions contemplated thereby or its recommendation of the Merger to its stockholders or (ii) webMethods materially breaches its obligations not to solicit acquisition proposals or other offers as described above under
“—Nonsolicitation Obligations”;

(e)    by Parent or webMethods, if the Offer has not been consummated by September 15, 2007 (the “Outside Termination Date”);

(f)    by Parent, if prior to the consummation of the Offer, webMethods breaches any of its representations, warranties, covenants or agreements under the Merger Agreement and such breach both results in a failure of the related condition to the Purchaser’s obligation to accept Shares tendered in the Offer and has not been cured (or is not capable of being cured) before the Outside Termination Date;

(g)    by webMethods, if the Purchaser fails to commence the Offer within ten calendar days after the date by which Purchaser is required to commence the Offer or fails to accept for payment and pay for Shares as and when required pursuant to the Offer.

Certain of the termination rights set forth above are subject to exceptions set forth in the Merger Agreement, and the above summary is qualified by reference thereto.

Termination Fee.   webMethods has agreed to pay Parent a termination fee of $13,640,000 by wire transfer of immediately available funds if the Merger Agreement is terminated:

•       by webMethods, in order to enter into an Acquisition Agreement for a Superior Proposal;

•       by Parent, if (i) the webMethods Board withdraws, modifies or changes its approval of the Merger Agreement and the transactions contemplated thereby or its recommendation of the Merger to its stockholders or (ii) webMethods materially breaches its obligations not to solicit acquisition proposals or other offers as described above under “—Nonsolicitation Obligations”; or

•       by Parent or webMethods, if the Offer has not been consummated by the Outside Termination Date;

provided, that in the event of a termination under the third bullet above, such fee shall be payable only if (i) all conditions to the Offer have been satisfied at the time of such termination other than the Minimum Condition and the conditions set forth in paragraphs (d) and (e) of “The Offer—Section 15—Conditions of the Offer”), (ii) following the date of the Merger Agreement and prior to its termination, there has been publicly announced an Alternative Transaction that if consummated would be a Company Acquisition and (iii) within 12 months following the termination of this Agreement a Company Acquisition is consummated or the Company enters into any contract or agreement providing for a Company Acquisition that is consummated.

Tender and Support Agreement.   The following is a summary of the Tender and Support Agreement, a copy of which is filed as Exhibit (d)(2) to the Schedule TO referred to in Section 18 and is incorporated herein by reference. The summary is qualified in its entirety by reference to the Tender and Support Agreement.

Concurrently with entering into the Merger Agreement, Parent and Purchaser entered into a Tender and Support Agreement dated April 4, 2007 (the “Tender and Support Agreement”) with Fran Dramis, James P. Gauer, R. James Green, Peter Gyenes, Jerry J. Jasinowski, Jack L. Lewis, Vincent J. Mullarkey, Gene Riechers, William Russell, David Mitchell, Michael Krone, Douglas McNitt, Kristin Weller Muhlner and Kenneth Sexton, who are all of the directors and executive officers of webMethods (collectively, the “Supporting Stockholders”). Collectively, the Supporting Stockholders have beneficial ownership of 3,480,617 Shares, or approximately 5.8% of webMethods’ issued and outstanding Shares as of March 31, 2007.

Pursuant to the Tender and Support Agreement, each of the Supporting Stockholders has agreed to tender all of the Shares beneficially owned by the Supporting Stockholder (the “Subject Shares”) in the Offer. Pursuant to the Tender and Support Agreement, promptly, but in any event no later than five business days after such Supporting Stockholder has received all documents or instruments required to be delivered pursuant to the terms of the Offer, each Supporting Stockholder will (i) deliver to the Depositary (A) a letter of transmittal complying with the terms of the Offer with respect to his or her Subject Shares, (B) a certificate or certificates representing such Subject Shares or an “agent’s message” (or such other evidence, if any, of transfer as the Depositary may reasonably request) in the case of a book-entry transfer of any uncertificated Subject Shares and (C) all other documents or instruments required to be delivered pursuant to the terms of the Offer, and/or (ii) instruct his or her broker or such other person that is the holder of record of any Subject Shares beneficially owned by such Supporting Stockholder to tender such Subject Shares in accordance with the terms of the Offer.

Each Supporting Stockholder has agreed that once his or her Subject Shares are tendered by him or her, such Stockholder will not withdraw any of such Subject Shares from the Offer, unless and until (i) the Offer shall have been terminated by the Purchaser in accordance with the terms of the Merger Agreement, or (ii) the Tender and Support Agreement shall have been terminated in accordance with its terms.

The Tender and Support Agreement also provides that if any Subject Shares have not been previously accepted for payment and paid for by the Purchaser pursuant to the Offer, then each Supporting Stockholder agrees to vote, or cause his or her Subject Shares to be voted, in favor of the Merger and against (A) any agreement or arrangement related to any Alternative Transaction, (B) any liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of webMethods or any of its subsidiaries or (C) any other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the Offer or the Merger and (i) in favor of any other matter necessary for consummation of the transactions contemplated by the Merger Agreement, which is considered at any such meeting of stockholders, and in connection therewith to execute any documents which are necessary or appropriate in order to effectuate the foregoing. Each Supporting Stockholder also agreed that he or she will not: (a) transfer or consent to or permit any such transfer of, any or all of his or her Subject Shares, or any interest therein, or create or permit to exist any encumbrance, other than any restrictions imposed by applicable law or pursuant to the Tender and Support Agreement, on any such Subject Shares, (b) enter into any contract, agreement or understanding with respect to any transfer of such Subject Shares or any interest therein, (c) grant or permit the grant of any proxy, power of attorney or other authorization in or with respect to such Subject Shares, (d) deposit or permit the deposit of such Subject Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Subject Shares or (e) take or permit any other action that would in any way restrict, limit or interfere with the performance of his or her obligations under the Tender and Support Agreement or the transactions contemplated thereby or otherwise make any representation or warranty of such Supporting Stockholder therein untrue or incorrect.

The Tender and Support Agreement will terminate upon the earlier of (i) the termination of the Merger Agreement in accordance with its terms and (ii) the effective time of the Merger.

Confidentiality Agreement.   On January 30, 2007, Software AG and webMethods entered into a confidentiality agreement (the “Confidentiality Agreement”) to facilitate the mutual sharing of information in order to allow Software AG and webMethods to evaluate a potential transaction. The Confidentiality Agreement contains standstill provisions under which each party agreed, until the earlier of 18 months after the date of the agreement or upon a change of control of the other party, not to acquire any voting securities, make or participate in the solicitation of proxies to vote any voting securities, submit a proposal for or otherwise act or seek to control or influence the management, Board of Directors or policies, of the other party without the consent of the other party’s Board of Directors.

On March 5, 2007, Software AG and webMethods amended the Confidentiality Agreement to provide for and facilitate the sharing of certain highly confidential information relating to webMethods’ customers, channel partners and employees. As so amended, the Confidentiality Agreement restricts access to such information to a specific group of employees and representatives of Software AG. This summary is qualified in its entirety by reference to the Confidentiality Agreement and the amendment to the Confidentiality Agreement, copies of which are filed as exhibits to the Schedule TO referred to in Section 18 and incorporated herein by reference.

Rights Agreement Amendment.   In connection with the Merger Agreement and the transactions contemplated thereby, webMethods entered into an amendment dated as of the date of the Merger Agreement (the “Amendment to the Rights Agreement”) to the Rights Agreement, which rendered the Rights Agreement inapplicable to the Merger Agreement, the Tender and Support Agreement and the transactions contemplated thereby, including the Offer and the Merger. This summary is qualified in its entirety by reference to the Amendment to the Rights Agreement, which was filed as Exhibit 4.1 to the Form 8-K filed by webMethods on April 6, 2007, and is incorporated herein by reference.

14. Dividends and Distributions.

As discussed in Section 13, pursuant to the Merger Agreement, without the prior approval of Parent or as otherwise contemplated in the Merger Agreement, webMethods has agreed not to issue, deliver or sell, pledge, encumber or amend any term of any shares of its capital stock or rights to acquire any of its capital stock, other than (i) the issuance of Shares upon the exercise of webMethods stock options or distribution of director deferred shares, (ii) pursuant to the webMethods employee stock purchase plan or (iii) the issuance of webMethods stock options pursuant to, and in amounts no greater than those specified in, any offer letters outstanding as of the date of the Merger Agreement.

webMethods has further agreed not to adjust, split, combine or reclassify any shares of capital stock of webMethods or its subsidiaries or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or that of its subsidiaries or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the capital stock of it or its subsidiaries (other than dividends by any of webMethods’ wholly owned subsidiaries to webMethods or another wholly-owned subsidiary), or redeem, repurchase or otherwise acquire any securities of it or its subsidiaries.

15.         Conditions of the Offer.

Notwithstanding any other provision of the Offer, the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the 1934 Act (relating to the Purchaser’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares, and, subject to the terms of the Merger Agreement, may terminate the Offer, if immediately prior to the expiration date of the Offer (as extended from time to time), (i) the Minimum Condition shall not have been satisfied or (ii) any of the following conditions shall not have been satisfied and such non-satisfaction shall be continuing:

(a)   No Injunctions or Restraints; Illegality.   No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Offer or the Merger, other than the application of the waiting period provisions of the HSR Act or any foreign antitrust law or any requirement for affirmative approval of a governmental entity under any foreign antitrust law, shall be in effect; and there shall not be any governmental action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Offer or the Merger, which makes the consummation of the Offer or the Merger illegal.

(b)   HSR Act or other Foreign Competition Law.   The applicable waiting periods, together with any extensions thereof, under the HSR Act or any other applicable pre-clearance requirement of any other antitrust law shall have expired or been terminated.

(c)   Exon-Florio.   The period of time for any applicable review process by CFIUS under Exon-Florio (including, if applicable, any investigation commenced thereunder) shall have expired or been terminated, CFIUS shall have provided a written notice to the effect that review of the transactions contemplated by the Merger Agreement has been concluded and that a determination has been made that there are no issues of national security sufficient to warrant investigation under Exon-Florio, or the President of the United States shall have made a decision not to block the transaction.

(d)   Representations and Warranties.   webMethods’ representations relating to corporate authorization, its capitalization (other than with respect to certain representations related to the grant and number of outstanding stock options and ownership of webMethods’ securities by its subsidiaries), finder’s fees and the absence of antitakeover statutes shall in each case be true and correct (other than in de minimis respects) at and as of the date of the Merger Agreement and as of the expiration of the Offer as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date). The representations and warranties of webMethods contained in the Merger Agreement other than the above representations shall be true and correct at and as of the date of the Merger Agreement and as of the expiration of the Offer as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) would not reasonably be expected to have a Company Material Adverse Effect. Parent shall have received a certificate signed by an executive officer of webMethods on its behalf to the foregoing effect.

(e)   Agreements and Covenants.   webMethods shall have performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by it on or prior to the consummation of the Offer, or shall have cured any nonperformance or noncompliance. Parent shall have received a certificate signed by an executive officer of webMethods on its behalf to the foregoing effect.

(f)   Governmental Litigation.   There shall not have been instituted or pending any proceeding by any governmental entity under or relating to any antitrust law (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the consummation of the Offer or the Merger, seeking to obtain material damages or otherwise directly or indirectly relating to the transactions contemplated by the Offer and the Merger, (ii) requesting or seeking to require Parent or any of its subsidiaries or webMethods or any of its subsidiaries to: (A) effect any divestiture of, or hold separate (including by establishing a trust or otherwise), or agree to restrict its ownership or operation of, any business or assets of webMethods or its subsidiaries or of Parent or its subsidiaries, or to enter into any settlement or consent decree, or agree to any undertaking, with respect to any business or assets of webMethods or its subsidiaries or of Parent or its subsidiaries, (B) enter into, amend or agree to enter into or amend, any contract, agreement, license or other undertaking of webMethods or its subsidiaries or of Parent or its subsidiaries or (C) otherwise waive, abandon or alter any rights or obligations of webMethods or its subsidiaries or of Parent or its subsidiaries, except in each case as would not, individually or in the aggregate, materially diminish the benefits that would reasonably be expected to accrue to Parent from the Merger or the consummation of the transactions contemplated hereby.

(g)   Company Material Adverse Effect.   There shall not have occurred and be continuing as of the expiration of the Offer any event, occurrence, revelation or development of a state of circumstances or facts which, individually or in the aggregate, has had a Company Material Adverse Effect.

(h)   Definitive Agreement.   The Merger Agreement shall be in full force and effect and shall not have been terminated.

The foregoing conditions are for the sole benefit of Parent and the Purchaser and, subject to the terms and conditions of the Merger Agreement, may be waived by Parent or the Purchaser, in whole or in part at any time and from time to time in the sole discretion of Parent or the Purchaser. The failure by Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

The term “Company Material Adverse Effect” means, with respect to webMethods, any change, event, violation, inaccuracy, effect or circumstance (any such item, an “Effect”) that, individually or taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Company Material Adverse Effect, is or is reasonably likely to (i) be materially adverse to the business, operations, properties, condition (financial or otherwise), assets or Liabilities of webMethods or (ii) prevent or materially delay the performance by webMethods of any of its obligations under this

Agreement or the consummation of the Merger or the other transactions contemplated by the Transaction Documents; provided, however, that in no event shall any of the following occurring after the date of the Merger Agreement, alone or in combination, be deemed to constitute, nor be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (A) any change in webMethods’ stock price or trading volume (it being understood that except for Effects described in clauses (C) through (G) of this definition, the cause of any such change may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration in determining whether a Company Material Adverse Effect has occurred), (B) any failure by webMethods to meet published or internal revenue or earnings projections (it being understood that except for Effects described in clauses (C) through (G) of this definition, the cause of any such failure may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration in determining whether a Company Material Adverse Effect has occurred), (C) any Effect that results from changes affecting the business integration and optimization software industry generally (to the extent such Effect is not disproportionate with respect to webMethods in any material respect) or the United States economy generally (to the extent such Effect is not disproportionate with respect to webMethods in any material respect), (D) any Effect that results from changes affecting general worldwide economic or capital market conditions (to the extent such Effect is not disproportionate with respect to webMethods in any material respect), (E) any Effect resulting from compliance with the terms and conditions of this Agreement, (F) any Effect caused by an impact to webMethods’ relationships with its employees, customers, suppliers or partners as a result of the announcement or pendency of the Offer or the Merger, or (G) any stockholder litigation arising from allegations of a breach of fiduciary duty relating to this Agreement and the transactions contemplated hereby.

16.         Certain Legal Matters; Regulatory Approvals.

General.   Based on our examination of publicly available information filed by webMethods with the SEC and other publicly available information concerning webMethods, we are not aware of any governmental license or regulatory permit that appears to be material to webMethods’ business that might be adversely affected by our acquisition of Shares pursuant to the Offer or, except as set forth below, of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for our acquisition or ownership of Shares pursuant to the Offer. Should any such approval or other action be required or desirable, we currently contemplate that, except as described below under “State Antitakeover Statutes,” such approval or other action will be sought. Except as described below, there is, however, no current intent to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained (with or without substantial conditions) or that if such approvals were not obtained or such other actions were not taken adverse consequences might not result to webMethods’ business or certain parts of webMethods’ business might not have to be disposed of, any of which could cause us to elect to terminate the Offer without the purchase of Shares thereunder. Our obligation under the Offer to accept for payment and pay for Shares is subject to the conditions set forth in “The Offer—Section 15.”

State Antitakeover Statutes.   As a Delaware corporation, webMethods is subject to Section 203 of the DGCL. In general, Section 203 of the DGCL would prevent an “interested stockholder” (generally defined in Section 203 of the DGCL as a person beneficially owning 15% or more of a corporation’s voting stock) from engaging in a “business combination” (as defined in Section 203 of the DGCL) with a Delaware corporation for three years following the time such person became an interested stockholder unless: (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon consummation of the transaction which resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85%

of the voting stock of the corporation outstanding at the time the transaction commenced (excluding for purposes of determining the number of shares of outstanding stock held by directors who are also officers and by employee stock plans that do not allow plan participants to determine confidentially whether to tender shares); or (iii) following the transaction in which such person became an interested stockholder, the business combination is (A) approved by the board of directors of the corporation and (B) authorized at a meeting of stockholders by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the interested stockholder. In accordance with the provisions of Section 203, the webMethods Board has approved the Merger Agreement and the transactions contemplated thereby and, therefore, the restrictions of Section 203 are inapplicable to the Merger and the transactions contemplated under the Merger Agreement.

A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in such states. If any government official or third party seeks to apply any state antitakeover law to the Offer or the Merger, we will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. If it is asserted that one or more state antitakeover statutes is applicable to the Offer or any such merger or other business combination and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, we might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and we may be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or the Merger. In such case, we may not be obligated to accept for payment or pay for any tendered Shares. See “The Offer—Section 15.”

Antitrust in the United States.   Under the HSR Act and the rules promulgated thereunder, certain acquisitions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the “Antitrust Division”) and the Federal Trade Commission (the “FTC”) and a prescribed waiting period has expired or otherwise terminated. The purchase of Shares pursuant to the Offer is subject to such requirements.

Pursuant to the requirements of the HSR Act, we expect to file a Notification and Report Form with respect to the Offer with the Antitrust Division and the FTC no later than April 20, 2007. If filed on that date, the waiting period applicable to the purchase of Shares pursuant to the Offer will expire at 11:59 P.M., New York City time, on May 7, 2007. However, before such time, the Antitrust Division or the FTC may extend the waiting period by requesting additional information or documentary material relevant to the Offer from us. If such a request is made, the waiting period will be extended until 11:59 P.M., New York City time, 10 days after our substantial compliance with such request. We expect to make a request pursuant to the HSR Act for early termination of the waiting period applicable to the Offer. There can be no assurance, however, that the 15-day HSR Act waiting period will be terminated early.

The Merger will not require an additional filing under the HSR Act if the waiting period applicable to the Offer has expired or been terminated early and Purchaser owns 50% or more of the outstanding Shares at the time of the Merger.

Antitrust in Germany.   Under the provisions of the German Act against Restraints on Competition (“ARC”), the acquisition of Shares pursuant to the Offer may be consummated only if the acquisition is approved by the German Federal Cartel Office (“FCO”), either by written approval or by expiration of a one-month waiting period commenced by the filing by Parent of a complete notification (the “German Notification”) with respect to the Offer, unless the FCO notifies Parent within the one-month waiting period of the initiation of an in-depth investigation. Parent intends to file the German Notification as soon as practicable. If the FCO initiates an in-depth investigation, the acquisition of Shares under the Offer may be consummated only if the acquisition is approved by the FCO, either by written approval or by expiration of a four-month waiting period commenced by the filing of the German Notification, unless the FCO notifies Parent within the four-month waiting period that the acquisition satisfies the conditions for a prohibition and may not be consummated. The written approval by the FCO or the expiration of any applicable waiting period is a condition to the Purchaser’s obligation to accept for payment and pay for Shares tendered pursuant to the Offer.

The Merger will not require an additional filing under the ARC if the Purchaser owns 50% or more of the outstanding Shares at the time of the Merger and if the Merger occurs after the acquisition of Shares under the Offer is approved by the FCO, either by written approval or by expiration of any applicable waiting period.

Other Foreign Competition Law Filings.   Based upon our examination of publicly available information concerning webMethods, it appears that webMethods and its subsidiaries conduct business in a number of foreign countries. In connection with the acquisition of Shares pursuant to the Offer, the laws of certain of these foreign countries may require the filing of information with, or the obtaining of the approval of, governmental authorities therein. After commencement of the Offer, we will seek further information regarding the applicability of any such laws and currently intend to take such action as they may require, but no assurance can be given that such approvals will be obtained. If any action is taken before completion of the Offer by any such government or governmental authority, we may not be obligated to accept for payment or pay for any tendered Shares. See “The Offer—Section 15.”

Exon-Florio; CFIUS.   Exon-Florio empowers the President of the United States to prohibit or suspend an acquisition of, or investment in, a U.S. company by a “foreign person” if the President, after investigation, finds credible evidence that the foreign person might take action that threatens to impair the national security of the United States and that other provisions of existing law do not provide adequate and appropriate authority to protect the national security. By a 1988 executive order, the President delegated to CFIUS the authority to receive notices of proposed transactions, determine when an investigation is warranted, conduct investigations and submit recommendations to the President to suspend or prohibit the completion of transactions or to require divestitures of completed transactions.

A party or parties to a transaction may, but are not required to, submit a voluntary notice of the transaction to CFIUS. CFIUS also has the power to initiate reviews in the absence of a voluntary notification. CFIUS has 30 calendar days from the date it accepts the submission to review the transaction and decide whether to initiate a formal investigation. If CFIUS declines to investigate, it sends a “no investigation” letter, and the review process is complete. If CFIUS decides to investigate, it has 45 calendar days in which to prepare its recommendations to the President of the United States, who must then decide within 15 calendar days whether to block the transaction.

Software AG and webMethods plan to submit a notice of the merger to CFIUS, in accordance with the regulations implementing Exon-Florio, no later than April 20, 2007. Although Software AG and the Purchaser do not believe an investigation of, or recommendation to block, the Offer or the Merger by CFIUS is warranted under the standards of Exon-Florio, CFIUS and the President of the United States have considerable discretion to conduct investigations and block transactions under Exon-Florio. The expiration or termination of the CFIUS review process and the determination by CFIUS or the President of the United States that there are no issues of national security sufficient to warrant investigation or block the proposed transaction are a condition to the Purchaser’s obligation to accept for payment and pay for Shares tendered pursuant to the Offer.

Other Regulatory Matters.   Any merger or other similar business combination that we propose would also have to comply with any applicable U.S. Federal law. In particular, unless the Shares were deregistered under the 1934 Act prior to such transaction, if such merger or other business combination were consummated more than one year after termination of the Offer or did not provide for stockholders to receive cash for their Shares in an amount at least equal to the price paid in the Offer, we may be required to comply with Rule 13e-3 under the 1934 Act. If applicable, Rule 13e-3 would require, among other things, that certain financial information concerning webMethods and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such a transaction be filed with the SEC and distributed to such stockholders prior to consummation of the transaction.

17.         Fees and Expenses.

Arma Partners is acting as our financial advisor and US Arma Partners LP as Dealer Manager in connection with the Offer. We have agreed to pay Arma Partners and US Arma Partners LP reasonable and customary compensation for its services in these capacities. We have also agreed to reimburse US Arma Partners LP for certain reasonable out of pocket expenses incurred in connection with its services as Dealer Manager and to indemnify it against certain liabilities, including certain liabilities under the U.S. federal securities laws.

We have retained Morrow & Co., Inc. to act as the information agent and American Stock Transfer & Trust Company to act as the depositary in connection with the Offer and the Merger. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interviews and may request brokers, dealers, banks, trust companies and other nominees to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the U.S. Federal securities laws.

We will not pay any fees or commissions to any broker or dealer or any other person (other than the Dealer Manager, the Information Agent and the Depositary) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, banks, trust companies and other nominees will, upon request, be reimbursed by us for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

18.         Miscellaneous.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. However, we may, in our sole discretion, take such action as we may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

No person has been authorized to give any information or make any representation on behalf of Parent or the Purchaser not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

We have filed with the SEC a Tender Offer Statement on Schedule TO, together with exhibits, pursuant to Rule 14d-3 under the 1934 Act, furnishing certain additional information with respect to the Offer. The Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the offices of the SEC in the manner described in “The Offer—Section 9” of this Offer to Purchase.

WIZARD ACQUISITION, INC.

April 18, 2007

ANNEX I

DIRECTORS AND EXECUTIVE OFFICERS OF PARENT AND THE PURCHASER

MEMBERS OF THE SUPERVISORY OR EXECUTIVE BOARDS OF PARENT

The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each member of the Supervisory Board and Executive Board of Parent are set forth below. Members of the Supervisory Board in Germany are the functional equivalent of directors in the U.S. and members of the Executive Board in Germany are the functional equivalent of executive officers in the U.S. The business address of each member of the Supervisory and Executive Boards is Software AG, Uhlandstrasse 12, 64297 Darmstadt, Germany. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to employment with Parent.

None of the members of the Supervisory or Executive Boards of Parent listed below has, during the past five years, (i) been convicted in a criminal proceeding or (ii) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws. All members of the Supervisory or Executive Boards listed below are citizens of Germany except for David Broadbent and Mark Edwards, who are citizens of Great Britain.

Name	Principal Occupation and Material Employment During the Past Five Years
Karl Heinz Achinger Supervisory Board Member

Karl Heinz Achinger is the Deputy Chairman of the Supervisory Board and has been a member of the Supervisory Board since January 2002. Mr. Achinger has been an independent management consultant since January 2001. Mr. Achinger has also served as the chairman of the supervisory board for Magic AX and Tiscon AG, and as a member of the supervisory board for Dosch & Amand Systems AG, Euro-Product-Services AG, RWE Systems AG, TDS Informationstechnologie AG and Teleson AG.

Frank F. Beelitz Supervisory Board Member

Frank F. Beelitz is the Chairman of the Supervisory Board and has been a member of the Supervisory Board since January 2000. Mr. Beelitz has been an independent investment banker at Beelitz & Cie. since 2000. From 1993 to 2000, Mr. Beelitz was a Managing Director at Lehman Brothers. Mr. Beelitz is a member of the supervisory boards of Syntec Capital AG and Sudwestbank AG and a member of the board of directors of Eon Labs, Inc.

Dr. Ing. Andreas Bereczky Supervisory Board Member

Dr. Ing. Andreas Bereczky has been a member of the Supervisory Board since April 2004. From January 2004 to the present, Dr. Bereczky has been Executive Vice President of Production and Technology at ZDF. From April 2000 to December 2003, Dr. Bereczky was a Managing Director at T-Systems GEI GmbH. Dr. Bereczky also serves on the supervisory board of Gedas Operational Services GmbH & Co. KG.

David Broadbent Executive Board Member

David Broadbent was appointed to the Executive Board in January 2007 and assumed responsibility for the business line Enterprise Transaction Systems and the Japan, Asia, China and Australia regions. From July 2006 to December 2006, Mr. Broadbent was the Senior Vice President of Sales for Software AG’s United States subsidiary. From January 2004 to December 2005, Mr. Broadbent was the Country Manager of Software AG’s South African subsidiary. From January 2001 to December 2003, Mr. Broadbent was the Sales Director of Software AG’s UK subsidiary. Mr. Broadbent joined Software AG in July 1999 as a sales manager of Software AG’s UK subsidiary.

Mark Edwards Executive Board Member

Mark Edwards has been an Executive Board member since April 2003. Mr. Edwards joined Software AG in July 1999 as Managing Director of Software AG’s UK subsidiary. In February 2003, he was named to the post of Senior Vice President, and since 2004 he has managed Parent’s North America, Northern Europe, Latin America and South Africa regions.

Peter Kürpick Executive Board Member

Peter Kürpick has been an Executive Board member since April 2005 and is responsible for the CrossVision business line and research and development. Prior to joining Software AG, Dr. Kürpick was a Vice President of server technology at SAP from March 2002 to March 2005.

Justus Mische Supervisory Board Member

Justus Mische has been a member of the Supervisory Board since December 2002. Mr. Mische has been retired since January 1999. Mr. Mische also serves as chairman of the supervisory boards of Altana AG and B. Braun Melsungen AG.

Monika Neumann Supervisory Board Member

Monika Neumann has been an employee representative on the Supervisory Board since June 2004. Since May 2002, she has been the Chairman of the General Works Council for Software AG’s subsidiary, SAG Systemhaus GmbH.

Alfred Pfaff Executive Board Member

Alfred Pfaff was appointed to the Executive Board in November 2005 and is responsible for the Central and Eastern Europe regions. Mr. Pfaff joined Software AG in January 2005 as Managing Director of SAG Systemhaus GmbH. Prior to joining Software AG, Mr. Pfaff worked for IBM Deutschland GmbH from September 1996 to December 2004, where he was responsible for sales and distribution to the telecommunications, media and utility industries in Germany, Austria and Switzerland.

Reinhard Springer Supervisory Board Member	Reinhard Springer has been an employee representative on the Supervisory Board since April 2002. Mr. Springer has been a manager of global information services at Software AG since January 1993.

Karl-Heinz Streibich Executive Board Member and CEO

Karl-Heinz Streibich assumed the position of Chief Executive Officer of Software AG in October 2003. Prior to joining Software AG, Mr. Streibich served as Managing Director of T-Systems International GmbH from September 2000 to June 2003. Mr. Streibich launched his career in 1981 at Dow Chemical Company in Rheinmünster, Germany. His next assignment took him to ITT Industries in London in 1984. He then joined ITT-SEL AG (now Alcatel/SEL AG) in Germany as director of PC Systems. In 1989, he joined Daimler Benz AG, where he served in several executive positions. These included deputy member of the board at AEG Olympia Office GmbH, chairman of the board of debis Systemhaus DCS (Distributed Computing Services) GmbH and VP of sales and services at debis Systemhaus CCS (Computer and Communications Services). In 1996, he assumed a seat on the debis Systemhaus GmbH board of directors. From 2000 to 2002, he served as chairman of debis Systemhaus GmbH and played the decisive role in its merger with T-Systems GmbH.

Arnd Zinnhardt Executive Board Member and CFO

Arnd Zinnhardt has been an Executive Board member since May 2002. Mr. Zinnhardt has been Chief Financial Officer of Software AG since May 2002, responsible for the Finance and Controlling, Global IT Services, Law, Administration, Internal Audit and M&A departments. From April 1998 to April 2002, Mr. Zinnhardt was a partner at BDO Deutsche Warentreuhand AG in Frankfurt. From 2001 to April 2002, Mr. Zinnhardt was the regional and office managing partner at BDO Deutsche Warentreuhand AG.

DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER

The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of the Purchaser are set forth below. The business address of each director and officer is in care of Software AG, Inc., 11700 Plaza America Drive, Suite 700, Reston, Virginia 20190. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to employment with the Purchaser. None of the directors and officers of the Purchaser listed below has, during the past five years, (i) been convicted in a criminal proceeding or (ii) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws. Jochen Deuse and Karl-Heinz Streibich are citizens of Germany and Katherine Butler is a citizen of the United States.

Name	Principal Occupation and Material Employment During the Past Five Years
Katherine E. Butler Director and Vice President and Secretary

Katherine E. Butler has served as Vice President and Secretary and as a Director of Purchaser since April 2007. Since June 1998, Ms. Butler has been an attorney and member of management for Software AG, Inc.

Jochen Deuse Director and President	Jochen Deuse has served as President and a Director of Purchaser since April 2007. Since October 2000, Mr. Deuse has served as General Counsel for Software AG.
Karl-Heinz Streibich Chief Executive Officer

Karl-Heinz Streibich has served as Chief Executive Officer of Purchaser since April 2007. Mr. Streibich assumed the position of Chief Executive Officer of Software AG in October 2003. Prior to joining Software AG, Mr. Streibich served as Managing Director of T-Systems International GmbH from September 2000 to June 2003. Mr. Streibich launched his career in 1981 at Dow Chemical Company in Rheinmünster, Germany. His next assignment took him to ITT Industries in London in 1984. He then joined ITT-SEL AG (now Alcatel/SEL AG) in Germany as director of PC Systems. In 1989, he joined Daimler Benz AG, where he served in several executive positions. These included deputy member of the board at AEG Olympia Office GmbH, chairman of the board of debis Systemhaus DCS (Distributed Computing Services) GmbH and VP of sales and services at debis Systemhaus CCS (Computer and Communications Services). In 1996, he assumed a seat on the debis Systemhaus GmbH board of directors. From 2000 to 2002, he served as chairman of debis Systemhaus GmbH and played the decisive role in its merger with T-Systems GmbH.

Facsimile copies of the Letter of Transmittal will be accepted.  The Letter of Transmittal and certificates for Shares and any other required documents should be sent to the Depositary at one of the addresses set forth below:

The Depositary for the Offer is:

American Stock Transfer & Trust Company

By Mail or Overnight Courier:	By Hand:
American Stock Transfer & Trust Company Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219	American Stock Transfer & Trust Company Attn: Reorganization Department 59 Maiden Lane New York, New York 10038

If you have questions or need additional copies of this Offer to Purchase or the Letter of Transmittal, you can call the Information Agent or Dealer Manager at the respective addresses and telephone numbers set forth below.  You may also contact your broker, dealer, bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Tender Offer is:

Morrow & Co., Inc.

470 West Avenue
Stamford, Connecticut  06902

Banks and Brokers Call: (203) 658-9400
Shareholders Call Toll Free: (800) 607-0088
Tender.info@morrowco.com

The Dealer Manager for the Offer is:

US Arma Partners LP

Four Palo Alto Square, Suite 100
3000 El Camino Real
Palo Alto, California 94306
Call collect: (650) 328-8207